     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1999


                                                      REGISTRATION NO. 333-74159

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ALLOY ONLINE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 5961                                04-3310676
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                           115 WEST 30TH STREET, #201
                               NEW YORK, NY 10001
                                 (212) 244-4307
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MATTHEW C. DIAMOND
                            CHIEF EXECUTIVE OFFICER
                               ALLOY ONLINE, INC.
                           115 WEST 30TH STREET, #201
                               NEW YORK, NY 10001
                                 (212) 244-4307
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

               JONATHAN L. KRAVETZ, ESQ.                                 ALEXANDER D. LYNCH, ESQ.
              MINTZ, LEVIN, COHN, FERRIS,                                 KENNETH R. MCVAY, ESQ.
                GLOVSKY AND POPEO, P.C.                              BROBECK, PHLEGER & HARRISON LLP
                  ONE FINANCIAL CENTER                                  1633 BROADWAY, 47TH FLOOR
                    BOSTON, MA 02111                                        NEW YORK, NY 10019
                     (617) 542-6000                                           (212) 581-1600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEES



---------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM
                                                                  AGGREGATE OFFERING                   AMOUNT OF
             TITLE OF SHARES TO BE REGISTERED                          PRICE(1)                   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.....................           $52,000,000                       $14,456
---------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.



(2) The registrant previously filed this registration statement on March 10, 1999, registering $46,000,000 of its common stock and paid a fee of $12,788.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 22, 1999

                         [ALLOY ONLINE CORPORATE LOGO]


                                3,700,000 SHARES


                                  COMMON STOCK


     Alloy Online, Inc. is offering 3,700,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "ALOY". We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.


                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                         ------------------------------


                                                              PER SHARE     TOTAL
                                                              ---------     -----
Public Offering Price.......................................  $            $
Underwriting Discounts and Commissions......................  $            $
Proceeds to Alloy Online....................................  $            $


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Alloy Online, Inc. has granted the underwriters a 30-day option to purchase up to an additional 555,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock
to purchasers on           , 1999.


                         ------------------------------
BANCBOSTON ROBERTSON STEPHENS
                VOLPE BROWN WHELAN & COMPANY
                                DAIN RAUSCHER WESSELS
                                 A DIVISION OF DAIN RAUSCHER INCORPORATED

                                                   LADENBURG THALMANN & CO. INC.

                THE DATE OF THIS PROSPECTUS IS             , 1999.

[Pictures of Generation Y boys and girls]



[Alloy Online Logo]



Today in alloy/shop/get free e-mail/connect/do it yourself/music & movies/advice & articles/fashion & beauty/sports/alloy e-zine



Providing community, content and commerce to Generation Y, the 56 million boys and girls between the ages of 10 and 24.



[Alloy Online Logo]


 1. today in alloy


 2. shop


 3. get free e-mail


 4. connect


 5. do it yourself


 6. music


 7. TV & movies


 8. advice & articles


 9. fashion & beauty


10. sports


11. alloy e-zine free


12. get a free catalog


13. win prizes



[Pictures of Generation Y boys and girls]



     Generation Y is the first generation to grow up using the internet as a primary medium for information, entertainment, communication and shopping.



I'm so psyched about the fresh gear i just got from you guys -- i can't find any of this stylie stuff at my mall. [SIGNATURE]



Hey Alloy! You guys totally rock. You've got my surf gear, my fave lip gloss and those butterfly clips i dig! [SIGNATURE]



<Dragongirl> hey SK8. Check out my homepage on alloyonline.



<Sk8guy> since when do you know html?



<Dragongirl> don't know it, don't have to! plus I get to host chats on my page!!
             I'll email you bout it.



<Sk8guy> wait don't email me it goes to my dad's account.



<Dragongirl> that stinks, get free email at www.alloy.com



<Sk8guy> i'm on it.



<Dragongirl> kewl, look for me on the message boards too!

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


     UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Summary.....................................................      4
Risk Factors................................................      7
Forward-Looking Statements..................................     15
Use of Proceeds.............................................     16
Dividend Policy.............................................     16
Capitalization..............................................     17
Dilution....................................................     18
Selected Financial Data.....................................     19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     20
Business....................................................     28
Management..................................................     40
Certain Transactions........................................     46
Principal Stockholders......................................     49
Description of Capital Stock................................     51
Shares Eligible for Future Sale.............................     54
Underwriting................................................     56
Legal Matters...............................................     58
Experts.....................................................     58
Where You Can Find Additional Information...................     58
Index to Financial Statements...............................    F-1


                         ------------------------------


     "Alloy", "alloyonline.com" and "alloymail.com" are trademarks and service marks of Alloy. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their owners.

                                    SUMMARY



     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the Financial Statements and the related Notes, before deciding to invest in our common stock.



                                  ALLOY ONLINE



     Alloy Online is a leading Web site providing community, content and commerce to Generation Y, the 56 million boys and girls between the ages of 10 and 24. Alloy is a leading brand for this influential generation, which is growing 19.5% faster than the overall U.S. population and accounts for more than $250 billion of annual disposable income. Our Web site, www.alloy.com, is a destination where Generation Y boys and girls can interact, share information, explore compelling and relevant content and shop. We believe we have created one of the largest and most vibrant Generation Y communities on the Internet. This growing community drives merchandise sales, our principal source of revenues, and positions us to be a leading channel for marketers that are increasingly looking to the Internet to reach the boys and girls of Generation Y.



     We created our Web site to meet the unique interests and tastes of Generation Y. Features of our Web site include:



     - Community -- we present an appealing environment for Generation Y boys and girls to share their ideas, express their opinions and develop their interests through a variety of free services such as e-mail accounts, personal homepages, chat rooms, interactive advice forums and message boards;



     - Content -- we deliver continually refreshed and relevant Generation Y content on subjects such as music, relationships, fashion, entertainment, astrology, gossip and sports; and



     - Commerce -- we market products and services in the major Generation Y spending categories such as apparel, accessories, footwear, cosmetics, music and magazines.



     Since inception, we have experienced rapid growth. Our revenues, primarily merchandise sales, have grown from $1.8 million in fiscal 1997 to $10.2 million in fiscal 1998 and our net losses have increased from $1.9 million to $6.4 million for the same periods. Due to our unique blend of online services, our Web site generated approximately 25 million page views in March 1999, up from approximately 1.5 million in March 1998. Additionally, we have compiled demographic information from approximately 480,000 users who have registered to receive our bi-weekly electronic magazine, Alloy E-Zine. In August 1997, we introduced our Alloy direct mail catalog to attract additional visitors to our Web site, increase revenues and build recognition for the Alloy brand. During 1999, we expect to mail approximately 20 million catalogs to boys and girls of Generation Y. Through our Web site and catalog distribution, we have developed a database of approximately 2.2 million Generation Y boys and girls, enabling us to effectively market to specific segments of our audience.



     In addition to our sales of Generation Y-focused merchandise, our community of Generation Y boys and girls presents an important opportunity for marketers. Marketers are focusing on Generation Y because of their significant and growing spending power and tendency to carry brand loyalties established at a young age into adulthood. As a result, we intend to pursue sponsorship and other revenue opportunities to connect these marketers and our Generation Y community.



     Our objective is to become the leading Generation Y online destination. In order to achieve this objective, we intend to pursue the following strategies:



     - Maintain Single Brand Focus. We will continue to build Alloy as a Generation Y lifestyle brand for both boys and girls known for compelling community, content and commerce. By promoting our single, unified brand, we maximize the impact of our marketing efforts.



     - Pursue Additional Revenue Opportunities. We intend to generate sponsorship and other revenues by capitalizing on our growing Generation Y community.

     - Strengthen Co-ed Community. We will continue to foster dynamic boy-girl interaction on our Web site. We believe that a strong co-ed focus is critical to creating a successful Generation Y community and provides us an important competitive advantage.



     - Expand Internationally. We intend to pursue the significant opportunities to serve the large and growing international Generation Y population.


                         ------------------------------

     Our principal executive offices are located between New York's Silicon Alley and the Garment District at 115 West 30th Street, Suite 201, New York, NY 10001. Our telephone number is (212) 244-4307.

                         ------------------------------

     Except as otherwise noted, all information in this prospectus:


     - Reflects the automatic conversion of all of our outstanding shares of convertible preferred stock into a total of 1,678,286 shares of common stock upon the completion of this offering;



     - Reflects a 1.128-for-1 stock split of all of our outstanding shares of common stock to be effected immediately prior to the completion of this offering; and


     - Assumes no exercise of the underwriters' over-allotment option.

                         ------------------------------

 INFORMATION CONTAINED ON OUR WEB SITE SHOULD NOT BE CONSIDERED A PART OF THIS
                                  PROSPECTUS.

                                  THE OFFERING


Common stock offered by Alloy......    3,700,000 shares



Common stock to be outstanding
after the offering.................    14,231,774 shares


Use of proceeds....................    Marketing activities, capital
                                       expenditures, expansion of our sales
                                       force, repayment of debt and other
                                       general corporate purposes, including
                                       working capital. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol.............................    ALOY

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     Set forth below are summary statements of operations data for the years ended January 31, 1997, 1998 and 1999, and summary balance sheet data as of January 31, 1999, on an actual basis and on a pro forma basis as adjusted to give effect to:



     - the sale by Alloy of 3,700,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by Alloy, and the application of the net proceeds from this offering;



     - the repayment of promissory notes and the conversion of our convertible preferred stock upon the completion of this offering; and



     - the exercise of options to purchase 362,481 shares and warrants to purchase 11,280 shares of common stock subsequent to January 31, 1999.



     This information should be read in conjunction with the Financial Statements and the corresponding Notes appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                 YEAR ENDED JANUARY 31,
                                                         --------------------------------------
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................................  $       25    $    1,800    $   10,210
Gross profit...........................................           8           750         4,724
Loss from operations...................................        (118)       (1,899)       (6,125)
Net loss...............................................  $     (118)   $   (1,865)   $   (6,364)
Basic net loss per common share........................  $     (.03)   $     (.33)   $     (.75)
                                                         ==========    ==========    ==========
Diluted net loss per common share......................  $     (.03)   $     (.31)   $     (.72)
                                                         ==========    ==========    ==========
Weighted average common shares outstanding:
     Basic.............................................   4,060,800     5,617,577     8,479,727
                                                         ==========    ==========    ==========
     Diluted...........................................   4,450,353     6,007,130     8,869,280
                                                         ==========    ==========    ==========



                                                                 JANUARY 31, 1999
                                                              -----------------------
                                                                         PRO FORMA AS
                                                              ACTUAL       ADJUSTED
                                                              -------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,983      $35,493
Working capital.............................................    5,266       37,776
Total assets................................................    7,407       39,648
Promissory notes, net.......................................    3,945           --
Capital lease obligation, less current portion..............       40           40
Convertible redeemable preferred stock, net.................    4,836           --
Total stockholders' (deficit) equity........................   (3,046)      38,119

                                  RISK FACTORS


     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.


                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS

     We were incorporated in January 1996 and did not begin to generate meaningful revenues until August 1997. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as electronic commerce. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE


     Since our inception in January 1996, we have incurred significant net losses, resulting primarily from costs related to developing our Web site and database of Generation Y names, attracting users to our Web site and establishing the Alloy brand. At January 31, 1999, we had an accumulated deficit of $8.3 million. Because of our plans to invest heavily in marketing and promotion, to hire additional employees, and to enhance our Web site and operating infrastructure, we expect to incur significant net losses for the foreseeable future. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability.



OUR STOCK PRICE MAY BE ADVERSELY AFFECTED BY SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS


     Our revenues for the foreseeable future will remain primarily dependent on sales of merchandise appearing in our catalogs and on our Web site, and secondarily on sponsorship and advertising revenues. We cannot forecast with any degree of certainty the number of visitors to our Web site, the extent of our merchandise sales or the amount of sponsorship and advertising revenues.

     We expect our operating results to fluctuate significantly from quarter to quarter. We have already experienced the effects of seasonality on our merchandise sales, which are generally lower in the first half of each year. We believe that sponsorship and advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If similar seasonal and cyclical patterns emerge in Internet sponsorship and advertising spending, these revenues may vary significantly based on these patterns. See "Management's Discussion and Analysis of Financial Condition and Operations."

     Other factors which may cause our operating results to fluctuate significantly from quarter to quarter include:


     - our ability to attract new and repeat visitors to our Web site and convert them into customers;


     - price competition;

     - the level of merchandise returns we experience;

     - unanticipated cost increases or delays in shipping, transaction processing and catalog production;

     - unanticipated delays or cost increases with respect to product introductions; and

     - the costs, timing and impact of our sales and marketing initiatives.

     Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

OUR BUSINESS WILL SUFFER IF WE FAIL TO KEEP CURRENT WITH GENERATION Y FASHION AND LIFESTYLE TRENDS


     Our continued success will depend on our ability to keep current with the changing fashion tastes and interests of our Generation Y customers. If we fail to anticipate, identify or respond to changes in styles, trends or brand preferences of our customers, we are likely to experience reduced revenues from merchandise sales. Moreover, the Alloy brand could be eroded by misjudgments in merchandise selection or a failure to keep our community and content current with the evolving preferences of our audience. These events would likely reduce the number of visitors to our Web site and limit opportunities for sponsorship and advertising sales. As a consequence of these developments, our business would suffer.



OUR PLANNED ONLINE AND TRADITIONAL MARKETING CAMPAIGNS MAY NOT ATTRACT SUFFICIENT ADDITIONAL VISITORS TO OUR WEB SITE OR MAY DETRACT FROM OUR IMAGE


     With a portion of the proceeds of this offering, we plan to pursue aggressive marketing campaigns online and in traditional media to promote the Alloy brand and attract an increasing number of visitors to our Web site. We believe that maintaining and strengthening the Alloy brand will be critical to the success of our business. This investment in increased marketing carries with it significant risks, including the following:

     - Our advertisements may not properly convey the Alloy brand image, or may even detract from our image. Unlike advertising on our Web site which gives us immediate feedback and allows us promptly to adjust our messages, advertising in print and broadcast media is less flexible. These advertisements typically take longer and cost more to produce and consequently have longer run times. If we fail to convey the optimal message in these advertising campaigns, the impact may be more lasting and more costly to correct.

     - Even if we succeed in creating the right messages for our promotional campaigns, these advertisements may fail to attract new visitors to our Web site at levels commensurate with their costs. We may fail to choose the optimal mix of television, radio, print and other media to cost-effectively deliver our message. Moreover, if these efforts are unsuccessful, we will face difficult and costly choices in deciding whether and how to redirect our marketing dollars.


WE CURRENTLY LACK ADVERTISING SALES PERSONNEL AND WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION TO ATTRACT SPONSORSHIP AND ADVERTISING REVENUES


     To date, we have relied principally on an outside advertising agency to develop sponsorship and advertising opportunities. We believe that the growth of sponsorship and advertising revenues will depend on our ability to establish an aggressive and effective internal sales organization. In January 1999, we hired a new Vice President, Business Development, and our internal sales team currently has three members. We will need to substantially increase this sales force in the coming year in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, our business will be materially and adversely affected.


WE RELY HEAVILY ON THIRD PARTIES FOR ESSENTIAL BUSINESS OPERATIONS AND DISRUPTIONS OR FAILURES IN SERVICE MAY ADVERSELY AFFECT OUR ABILITY TO DELIVER GOODS AND SERVICES TO OUR CUSTOMERS



     General. We depend on third parties for important aspects of our business, including:



     - Internet access;



     - development of software for new Web site features;

     - content; and



     - telecommunications.


We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide may remain at the levels needed to enable us to conduct our business effectively. Many of our agreements with technology and content providers are on very favorable terms that do not include license fees, but instead provide for revenue sharing. We may not be able to renew these agreements on similar terms.


     Reliance on OneSoft Corporation. We rely heavily on OneSoft Corporation to maintain and operate our Web site in its facilities in Annandale, Virginia. This system's continuing and uninterrupted performance is critical to our success. Growth in the number of users accessing our Web site may strain its capacity, and we rely on OneSoft to upgrade our system's capacity in the face of this growth. OneSoft also provides our connection to the Internet. Sustained or repeated system failures or interruptions of our Web site connection services would reduce the attractiveness of our Web site to customers and advertisers and could therefore have a material and adverse effect on our business.


     Reliance on Harrison Fulfillment Services. We rely heavily on Harrison Fulfillment Services, with operations located in Georgia and Tennessee, for the performance of order processing, order fulfillment, customer service and shipping. While other companies provide similar services that we could access, a transition from Harrison Fulfillment Services could cause delays in these critical aspects of our business operations. Disruptions or delays in these services could discourage customers from ordering from us in the future and could therefore have a material and adverse effect on our business.


OUR MANAGEMENT IS NEW AND MAY HAVE DIFFICULTY MANAGING OUR EXPECTED GROWTH



     In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management systems and resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. Some key members of our management have only recently been hired. These individuals have had little experience working with our management team. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. In addition, there will be significant administrative burdens placed on our management team as a result of our status as a public company. If we do not manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.


WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS

     Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, particularly Matthew C. Diamond, our Chief Executive Officer, James K. Johnson, Jr., our Chief Operating Officer and Samuel A. Gradess, our Chief Financial Officer. The loss of the services of any of our executive officers could materially and adversely affect our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees that possess knowledge of both the Internet industry and the Generation Y market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.


INTENSE COMPETITION FROM INTERNET- AND CATALOG-BASED BUSINESSES MAY DECREASE OUR MARKET SHARE, REVENUES AND GROSS MARGINS AND CAUSE OUR STOCK PRICE TO DECLINE


     We face intense competition in electronic commerce, catalog sales and online services. Our Web site and Alloy catalog compete for Generation Y customers with traditional department store retailers, catalog retailers, direct marketers, specialty apparel and accessory retailers and discount retailers. This competition is likely to increase because it is not difficult to enter the online commerce market, and current and new competitors can launch Web sites at relatively low cost. Competition could result in price reductions for our products and services, reduced margins or loss of market share. Consolidation within the online commerce industry may also increase competition.


     The market for Internet users and community services is highly competitive and rapidly evolving. Competition for users and advertisers is intense and is expected to increase significantly. There are no substantial barriers to entry in these markets. Competition could result in fewer visitors to our Web site and reduced sponsorship and advertising revenues.


     Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater brand recognition, larger customer user bases and significantly greater financial, technical and marketing resources than we do. If we fail to compete effectively, our business will be materially and adversely affected and our stock price will decline. See
"Business -- Competition."



WE MAY FAIL TO SUCCESSFULLY MANAGE AND USE OUR DATABASES OF WEB SITE USERS AND CUSTOMERS



     An important component of our business model involves the use of our lists of catalog requesters and Web site registrants to more effectively target direct marketing messages. We depend upon personal information we collect from our Web site users for data we need to create direct mailing and e-mailing lists, tailor our Web site offerings to the tastes of our Generation Y users and attract marketers to our Web site. We must continuously expand and update our lists to identify new, prospective Generation Y customers. Names derived from purchased or rented lists may generate lower response rates and, therefore, a lower return on our investment in these lists. We must also continually develop and refine our techniques for segmenting these lists to maximize their usefulness to us and our marketing partners. If we fail to capitalize on these important business assets, our business model will be less successful. In addition, laws or regulations that could impair our ability to collect user names and other information on our Web site may adversely affect our business. For example, a recently enacted federal law limits our ability to collect personal information from Web site visitors who may be under age 13. See "Business -- Government Regulation."


WE MUST EFFECTIVELY MANAGE OUR VENDORS TO MINIMIZE INVENTORY RISK AND MAINTAIN OUR MARGINS


     In order to fulfill our orders, we depend upon our vendors to produce sufficient quantities of products according to schedule. We may maintain high inventory levels in some categories of merchandise in an effort to maintain satisfactory fulfillment rates for our customers. This may expose us to risk of excess inventories and outdated merchandise, which could have a material and adverse effect on our business. If we underestimate quantities and vendors cannot restock, then we may disappoint customers who may turn to our competitors. We also negotiate with our vendors to get the best quality available at the best prices and increase our profit margins. Our failure to be able to manage our vendors effectively would adversely affect our operating results.


WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER WEB SITES TO INCREASE NUMBERS OF WEB SITE USERS AND INCREASE OUR REVENUES

     We intend to establish numerous strategic alliances with popular Web sites to increase the number of visitors to our Web site. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into strategic alliances with other Web sites, they themselves may not attract significant numbers of users. Therefore, our site may not receive additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships. Our inability to enter into new distribution relationships or strategic alliances and expand our existing ones could have a material and adverse effect on our business.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

     To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our Web site. We could incur substantial, unanticipated costs if we need to modify our Web site, software and infrastructure to incorporate new technologies demanded by our audience. We may use new technologies ineffectively or we may fail to adapt our Web site, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. If we fail to keep pace with the technological demands of our Web-savvy audience for new services, products and enhancements, our users may not use our Web site and instead use those of our competitors.


WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS, WEB ADDRESSES AND


INTELLECTUAL PROPERTY RIGHTS


     Our Alloy brand and our Web address, www.alloy.com, are critical to our success. We have filed a trademark application for "Alloy", among other trademark applications. We cannot guarantee that any of these trademark applications will be granted. In addition, we may not be able to prevent third parties from acquiring Web addresses that are confusingly similar to our addresses, which could harm our business. See "Business -- Intellectual Property."

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000-COMPLIANT


     We have not devised a Year 2000 contingency plan. The failure of our internal systems, or any material third-party systems, to be Year 2000-compliant could have a material and adverse effect on our business, results of operations and financial condition. Harrison Fulfillment Services, our fulfillment services provider, has informed us that it is in the process of migrating our fulfillment operations to a Year 2000-compliant system and that this will be completed by July 1999. OneSoft Corporation, which maintains and operates our Web site and provides our connection to the Internet, has informed us that its systems are Year 2000 compliant. We have reviewed Quad Graphics and the United States Postal Service Year 2000 readiness disclosures. Based on these disclosures, we believe that both will be Year 2000 compliant by September 1999.


     To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. However, we may fail to discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the fulfillment and operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, portions of our Web site may become unavailable and we would be unable to deliver services to our users. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Statements and Results of Operations."

WE MAY EXPERIENCE FLUCTUATIONS IN POSTAGE AND PAPER EXPENSES


     Catalog production and distribution expenses represented approximately 47% of our total revenues in the fiscal years ended January 31, 1998 and 1999. A substantial portion of these expenses have been attributable to paper and postage costs. Paper costs have increased an average of 4% over the two-year period ending December 31, 1999. From July 1997 to the present, postage costs have increased overall approximately 2.9%. Material increases in paper or catalog delivery costs could have a material and adverse effect on our business.



WE MAY BE UNABLE TO IDENTIFY AND SUCCESSFULLY INTEGRATE POTENTIAL ACQUISITIONS AND INVESTMENTS



     We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. We do not have any present understanding, nor are we having any discussions relating to any acquisition or investment. If we buy a company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we acquire products, services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.



WE ARE VULNERABLE TO NEW TAX OBLIGATIONS THAT COULD BE IMPOSED ON ONLINE COMMERCE TRANSACTIONS



     We do not expect to collect sales or other similar taxes in respect of shipments of goods into most states. However, various states or foreign countries may seek to impose sales tax obligations on us and other online commerce and direct marketing companies. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of online commerce and cause purchasing through our Web site to be less attractive to customers as compared to traditional retail purchasing. The United States Congress has passed legislation limiting for three years the ability of the states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on online commerce. Further, states have attempted to impose sales taxes on catalog sales from businesses such as ours. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the sale of products could have a material and adverse effect on our business.

                     RISKS RELATED TO THE INTERNET INDUSTRY

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE


     Our industry is new and rapidly evolving. Our business would be adversely affected if Web usage and online commerce does not continue to grow. Web usage may be inhibited for a number of reasons, including:


     - inadequate Internet infrastructure;


     - inconsistent quality of service; or


     - unavailability of cost-effective, high-speed service.

     If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. In addition, Web sites, including ours, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, including usage of our Web site, could grow slowly or decline.


OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE ONLINE COMMERCE MARKET, WHICH IS UNCERTAIN



     Our future revenues and profits substantially depend upon the widespread acceptance and use of the Web as an effective medium of commerce by consumers. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including the following:



     - online commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors; and



     - insufficient availability of telecommunications services or changes in telecommunications services could result in slower response times.


ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN

     The growth of Internet sponsorships and advertising requires validation of the Internet as an effective advertising medium. This validation has yet to fully occur. In order for us to generate sponsorship and advertising revenues, marketers must direct a significant portion of their budgets to the Internet and, specifically, to our Web site. To date, sales of Internet sponsorships and advertising represent only a small percentage of total advertising sales. Also, technological developments could slow the growth of sponsorships and advertising on the Internet. For example, widespread use of filter software programs that limit access to advertising on our Web site from the Internet user's browser could reduce advertising on the Internet. Our business, financial condition and operating results would be adversely affected if the market for Internet advertising fails to develop or develops slower than expected.


BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF ONLINE COMMERCE AND WEB ADVERTISING AND SUBJECT US TO LIABILITY



     The need to securely transmit confidential information (such as credit card and other personal information) over the Internet has been a significant barrier to online commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, decreased traffic and online sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

WE COULD FACE LIABILITY FOR INFORMATION DISPLAYED ON AND COMMUNICATIONS THROUGH OUR WEB SITE


     We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site. These types of claims have been brought, sometimes successfully, against Internet companies as well as print publications in the past. Based on links we provide to other Web sites, we could also be subjected to claims based upon online content we do not control that is accessible from our Web site. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by members on bulletin boards at our Web site. We also offer e-mail services, which may subject us to potential risks, such as:



     - liabilities or claims resulting from unsolicited e-mail;



     - lost or misdirected messages;



     - illegal or fraudulent use of e-mail; or



     - interruptions or delays in e-mail service.


These claims could result in substantial costs and a diversion of our management's attention and resources.

EFFORTS TO REGULATE OR ELIMINATE THE USE OF MECHANISMS WHICH AUTOMATICALLY COLLECT INFORMATION ON USERS OF OUR WEB SITE MAY INTERFERE WITH OUR ABILITY TO TARGET OUR MARKETING EFFORTS AND TAILOR OUR WEB SITE OFFERINGS TO THE TASTES OF OUR USERS


     Web sites typically place a tracking program on a user's hard drive without the user's knowledge or consent. These programs automatically collect data on anyone visiting a Web site. Web site operators use these mechanisms for a variety of purposes, including the collection of data derived from users' Internet activity. Most currently available Web browsers allow users to elect to remove these mechanisms at any time or to prevent this information from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of these tracking mechanisms. Any reduction or limitation in the use of this software could limit the effectiveness of our sales and marketing efforts.



WE COULD FACE ADDITIONAL BURDENS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET



     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers. See "Business -- Government Regulation."

                         RISKS RELATED TO THIS OFFERING

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE


     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of 10,372,442 shares of common stock and the holders of warrants and options exercisable into a total of 1,310,060 shares of common stock have agreed not to sell any of these securities for 180 days after the offering without the prior written consent of BancBoston Robertson Stephens. However, BancBoston Robertson Stephens may, in its sole discretion, release all or any portion of the securities subject to these lock-up agreements.


     We may shortly file a registration statement to register all shares of common stock under our stock option plan. After this registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market without restriction.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT


     Alloy is a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. It also provides for a classified board, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third party to acquire us.



OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AS IS TYPICAL OF INTERNET COMPANIES


     The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.


     Factors that could cause volatility may include, among other things:



     - announcements of technological innovations;


     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet industry; and

     - changes in the market valuations of other Internet companies.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS


     The net proceeds we will receive from the sale of 3,700,000 shares of common stock offered by us are estimated to be $36.5 million ($42.2 million if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming a public offering price of $11.00 per share.


     We currently intend to use the net proceeds of this offering as follows:

     - to expand our national marketing campaigns in traditional and online media;

     - to continue to improve our Internet and systems infrastructure and support;

     - to further develop our online sales force;


     - to repay in full approximately $4.2 million of 10% promissory notes due upon completion of this offering, which indebtedness we incurred in May 1998 for working capital and general corporate purposes; and


     - the balance for working capital and general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

     Pending these uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. There are no agreements or pending negotiations with respect to any acquisitions, investments or similar transactions.

                                DIVIDEND POLICY

     We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth, as of January 31, 1999, the capitalization of Alloy on an actual basis, and on a pro forma as adjusted basis to give effect to:



        - the sale of 3,700,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and offering expenses payable by us, and the application of the net proceeds from this offering;



        - the conversion of our convertible preferred stock into a total of 1,678,286 shares of common stock upon the completion of this offering. See "Use of Proceeds;" and



        - the exercise of options to purchase 362,481 shares of common stock and warrants to purchase 11,280 shares of common stock subsequent to January 31, 1999, on a pro forma basis only.


     This information should be read in conjunction with our Financial Statements and the related Notes appearing elsewhere in this prospectus.


     The following capitalization table excludes:



        - 27,072 shares of common stock issuable upon the exercise of stock options outstanding as of January 31, 1999 at a weighted average exercise price of $.60 per share, which options have not been exercised;



        - 505,981 shares of common stock issuable upon the exercise of warrants outstanding as of January 31, 1999 at a weighted average exercise price of $5.04, which warrants have not yet been exercised;



        - 780,160 shares of common stock issuable upon the exercise of stock options granted after January 31, 1999 at a weighted average exercise price of $9.87 per share; and



        - 2,830,287 and 500,000 additional shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan, respectively.



                                                                 JANUARY 31, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Promissory notes, net of unamortized discount...............  $ 3,945      $    --
                                                              -------      -------
Capital lease obligation, less current portion..............       40           40
                                                              -------      -------
Convertible redeemable preferred stock, $.01 par value,
  1,487,843 shares authorized, issued and outstanding
  actual; no shares authorized, issued and outstanding pro
  forma as adjusted.........................................    4,836           --
                                                              -------      -------
Stockholders' (deficit) equity:
  Common stock, $.01 par value, 50,000,000 shares authorized actual and pro forma as adjusted; 8,479,727 shares
     issued and outstanding actual; 14,231,774 shares issued
     and outstanding pro forma as adjusted..................       85          142
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, actual and pro forma as adjusted; no shares
     issued and outstanding actual and pro forma as
     adjusted...............................................       --           --
Additional paid-in capital..................................    5,441       46,818
Accumulated deficit.........................................   (8,347)      (8,616)
Deferred compensation.......................................     (225)        (225)
                                                              -------      -------
     Total stockholders' (deficit) equity...................   (3,046)      38,119
                                                              -------      -------
        Total capitalization................................  $ 5,775      $38,159
                                                              =======      =======

                                    DILUTION


     The pro forma net tangible book value of Alloy as of January 31, 1999, after giving effect to the conversion of our convertible preferred stock, was $1.8 million, or $.18 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Assuming the sale by us of 3,700,000 shares of common stock offered in this offering at an assumed public offering price of $11.00 per share, the application of the estimated net proceeds from this offering and the exercise of options to purchase 362,481 shares and warrants to purchase 11,280 shares of common stock subsequent to January 31, 1999 our pro forma net tangible book value as of January 31, 1999 would have been $38.1 million, or $2.68 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.50 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $8.32 per share to new investors. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............            $11.00
  Pro forma net tangible book value per share as of January
     31, 1999...............................................  $  .18
  Pro forma increase attributable to new investors..........    2.50
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................              2.68
                                                                        ------
Pro forma dilution per share to new investors...............            $ 8.32
                                                                        ======


     The following table summarizes, on a pro forma basis as of January 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by existing stockholders and by new investors:


                                         SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                       ---------------------    ----------------------      PRICE
                                         NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                       ----------    -------    -----------    -------    ---------
Existing stockholders................  10,531,774     74.0%     $ 9,376,500     18.7%      $  .89
New investors........................   3,700,000     26.0       40,700,000     81.3       $11.00
                                       ----------     ----      -----------     ----
     Total...........................  14,231,774      100%     $50,076,500      100%
                                       ==========     ====      ===========     ====



     None of the foregoing tables or calculations assumes that any options or warrants outstanding as of January 31, 1999 will be exercised other than the 362,481 options and 11,280 warrants referred to above. If all other outstanding options and warrants were exercised on the date of the closing of this offering, investors purchasing shares in this offering would suffer total dilution of $7.95 per share.

                            SELECTED FINANCIAL DATA


     The following selected financial data for each of the years ended January 31, 1997, 1998 and 1999, and as of January 31, 1997, 1998 and 1999, were derived from the financial statements of Alloy which have been audited by Arthur Andersen LLP, independent accountants, whose report appears elsewhere herein. Selected financial data should be read in conjunction with Alloy's Financial Statements and the corresponding Notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.



                                                                    YEAR ENDED JANUARY 31,
                                                            --------------------------------------
                                                               1997          1998          1999
                                                            ----------    ----------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA(2):
Net merchandise revenues..................................  $      25     $   1,800     $  10,085
Sponsorship and other revenues............................         --            --           125
                                                            ---------     ---------     ---------
Total revenues............................................         25         1,800        10,210
Cost of goods sold........................................         17         1,050         5,486
                                                            ---------     ---------     ---------
Gross profit..............................................          8           750         4,724
Operating expenses:
     Selling and marketing................................         98         1,967         9,166
     General and administrative...........................         28           682         1,683
                                                            ---------     ---------     ---------
          Total operating expenses........................        126         2,649        10,849
                                                            ---------     ---------     ---------
Loss from operations......................................       (118)       (1,899)       (6,125)
Interest income (expense), net............................         --            34          (239)
                                                            ---------     ---------     ---------
Net loss..................................................  $    (118)    $  (1,865)    $  (6,364)
                                                            =========     =========     =========
Basic net loss per common share(1)........................  $    (.03)    $    (.33)    $    (.75)
                                                            =========     =========     =========
Diluted net loss per common share(1)......................  $    (.03)    $    (.31)    $    (.72)
                                                            =========     =========     =========
Weighted average common shares outstanding:
     Basic(1).............................................  4,060,800     5,617,577     8,479,727
                                                            =========     =========     =========

     Diluted(1)...........................................  4,450,353     6,007,130     8,869,280
                                                            =========     =========     =========



                                                                        JANUARY 31,
                                                            -----------------------------------
                                                              1997         1998         1999
                                                            ---------    ---------    ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA(2):
Cash and cash equivalents.................................  $      19    $   2,321    $   2,983
Working capital...........................................         38        2,451        5,266
Total assets..............................................         47        3,166        7,407
Promissory notes, net.....................................         --           --        3,945
Capital lease obligation, less current portion............         --           --           40
Convertible redeemable preferred stock, net...............         --           --        4,836
Total stockholders' equity (deficit)......................         42        2,479       (3,046)


------------

(1) See Notes 2, 10 and 13 to the Financial Statements for an explanation of the determination of the number of common shares used in computing the amount of basic and diluted net loss per common share and net loss applicable to common stockholders.



(2) There was no activity during the period from January 22, 1996 through January 31, 1996. Accordingly, no Statement of Operations or Balance Sheet Data have been presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the financial condition and results of operation of Alloy should be read in conjunction with the Financial Statements and the related Notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.


OVERVIEW


     Alloy Online is a leading Web site serving the unique interests and tastes of Generation Y. Through our Web site, www.alloy.com, Generation Y boys and girls can interact, share information, explore compelling and relevant content and shop. Through our Web site and our Alloy direct mail catalog, we offer Generation Y boys and girls a variety of merchandise, including boys and girls apparel, accessories, footwear, music, cosmetics and magazine subscriptions.


     Our revenues consist of merchandise revenues and sponsorship and other revenues. We generate merchandise revenues through both our catalog and our Web site. We generate sponsorship and other revenues primarily through the sale of sponsorships, banner advertisements, co-marketing programs and other revenue sharing arrangements on our Web site and in our catalog. Revenues from sales of merchandise are recognized at the time products are shipped to customers. Revenues from sponsorships, advertising and other arrangements are recognized during the period in which the sponsorship or advertisement is displayed, provided that no significant performance obligations remain and the collection of the related receivable is probable. Revenues from sales of Internet advertisements are recognized net of commissions paid to advertising sales firms and to technology and content providers.

     We were incorporated in January 1996, launched our Web site in August 1996 and began recognizing meaningful revenues in August 1997 following the distribution of our first Alloy catalog. To date, the majority of our revenues have been generated through merchandise sales. Sponsorship and other revenues have not been material, but we expect these revenues to increase in future periods as a result of our plan to increase visitors to our Web site and further develop our marketing and sales team to capitalize on our sponsorship, advertising and other revenue opportunities.

     We incurred net losses of approximately $118,000 for the year ended January 31, 1997, $1.9 million for the year ended January 31, 1998 and $6.4 million for the year ended January 31, 1999. At January 31, 1999, we had an accumulated deficit of $8.3 million. The net losses and accumulated deficit resulted primarily from the costs associated with developing our Web site and database of Generation Y boys and girls, attracting users to our Web site and establishing the Alloy brand. Because of our plans to invest heavily in marketing and promotion, to hire additional employees and to develop our Web site and operating infrastructure, we expect to incur significant net losses for the foreseeable future. Although we have experienced revenue growth in recent periods, this growth may not be sustainable and, therefore, these recent periods should not be considered indicative of future performance. We may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained in future periods.


     For purposes of the discussion below, the fiscal year ended January 31, 1997 is referred to as fiscal 1996; the fiscal year ended January 31, 1998 is referred to as fiscal 1997; and the fiscal year ended January 31, 1999 is referred to as fiscal 1998.

RESULTS OF OPERATIONS

     The following table sets forth the statement of operations data for the periods indicated as a percentage of revenues:


                                                               YEAR ENDED JANUARY 31,
                                                              -------------------------
                                                               1997      1998     1999
                                                              ------    ------    -----
Net merchandise revenues....................................   100.0%    100.0%    98.8%
Sponsorship and other revenues..............................      --        --      1.2
                                                              ------    ------    -----
     Total revenues.........................................   100.0     100.0    100.0
Cost of goods sold..........................................    67.5      58.3     53.7
                                                              ------    ------    -----
Gross profit................................................    32.5      41.7     46.3
Operating expenses:
     Selling and marketing..................................   393.7     109.3     89.8
     General and administrative.............................   111.7      37.9     16.5
                                                              ------    ------    -----
     Total operating expenses...............................   505.4     147.2    106.3
                                                              ------    ------    -----
Loss from operations........................................  (472.9)   (105.5)   (60.0)
Interest income (expense), net..............................      --       1.9     (2.3)
                                                              ------    ------    -----
Net loss....................................................  (472.9)%  (103.6)%  (62.3)%
                                                              ======    ======    =====


FISCAL YEARS ENDED JANUARY 31, 1997, JANUARY 31, 1998 AND JANUARY 31, 1999

     Revenues

     Merchandise Revenues. Net merchandise revenues increased from $25,000 in fiscal 1996 to $1.8 million in fiscal 1997 and 460.3% to $10.1 million in fiscal 1998. The increase in merchandise sales in fiscal 1998 was due primarily to the significant increase in the circulation of our Alloy catalog. This growth in circulation was due to operating for a full 12 months in fiscal 1998 as compared to six months in fiscal 1997 and a substantially larger database of Generation Y boys and girls. Merchandise returns as a percentage of gross merchandise sales were 9.3% in fiscal 1997 and fiscal 1998. Our net merchandise revenues in fiscal 1996 reflected our start-up status and lack of significant operations.

     We experienced a significant increase in online merchandise orders in fiscal 1998, which was driven by our catalog's expanded circulation and our marketing efforts to attract additional visitors to our Web site. Online merchandise orders in fiscal 1998 were approximately $712,000 as compared to approximately $40,000 in online orders in fiscal 1997.

     Sponsorship and Other Revenues. In fiscal 1998, we initiated sponsorship and advertising programs to take advantage of the increased number of visitors to our Web site and our introduction of new online services. As a result, sponsorship and other revenues amounted to $125,000 in fiscal 1998 as compared to immaterial revenues in fiscal 1997.

Cost of Goods Sold

     Cost of goods sold consists of the cost of the merchandise sold by Alloy plus the freight cost to deliver the merchandise to the warehouse. Our cost of goods sold increased from $17,000 in fiscal 1996 to $1.1 million in fiscal 1997 and 422.4% to $5.5 million in fiscal 1998. The increase in cost of goods sold in fiscal 1998 as compared to fiscal 1997 was due primarily to the increase in product sales volume. The increase in costs of goods sold in fiscal 1997 as compared to fiscal 1996 was due to our start-up status and lack of significant operations in fiscal 1996.


     Alloy's gross profit as a percentage of total revenues increased from 32.5% in fiscal 1996 to 41.7% in fiscal 1997 and to 46.3% in fiscal 1998 due to higher merchandise markups, increased sales of products at full prices via our catalog and our Web site and increased sponsorship revenues, which generally have higher gross margins.

     Operating Expenses


     Selling and Marketing. Selling and marketing expenses consist primarily of Alloy catalog production and mailing costs, our call center and fulfillment operations expenses, salaries of our sales and marketing personnel, marketing costs, telecommunications costs and expenses related to the development and maintenance of our Web site. These expenses increased from $98,000 in fiscal 1996 to $2.0 million in fiscal 1997 and 366.0% to $9.2 million in fiscal 1998 due to the growth in our sales, catalog circulation and Web site development. As a percentage of total revenues, our selling and marketing expenses declined from 109.3% in fiscal 1997 to 89.8% in fiscal 1998. The decrease resulted primarily from reduced fulfillment expenses associated with our renegotiated fulfillment contract effective in August 1998 and a lower proportion of catalog request calls to merchandise orders. Fulfillment expenses rose from $778,000 in fiscal 1997 to $2.7 million in fiscal 1998, but as a percentage of total revenues fell from 43.2% in fiscal 1997 to 26.9% in fiscal 1998. In fiscal 1996, our selling and marketing expenses represented 394.0% of our total revenues due to significant costs associated with starting up the business, which were expensed in full in this period. Internet-related expenses increased from $19,000 in fiscal 1997 to $662,000 in fiscal 1998 due to the costs we incurred in establishing an Internet-based e-mail service which we replaced with a more cost-efficient third-party product, together with increased Web site development and maintenance costs and promotion expenses.


     We expect selling and marketing expenses to increase significantly in future periods. These increases will be principally related to hiring additional sales and marketing personnel and increased spending on advertising in a variety of media to increase brand awareness, attract additional visitors to our Web site and grow online merchandise sales. There can be no assurance that these increased expenditures will result in increased visitors to our Web site or additional sales.

     General and Administrative. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance and business development personnel, as well as support services and professional service fees. These expenses increased from $28,000 in fiscal 1996 to $682,000 in fiscal 1997 and 146.7% to $1.7 million in fiscal 1998. As a percentage of total revenues, our general and administrative expenses decreased from 111.7% in fiscal 1996 to 37.9% in fiscal 1997 and to 16.5% in fiscal 1998. The increase in general and administrative expenses in dollar terms in each period was primarily due to the increased personnel required to support and grow our business. Our general and administrative expenses in fiscal 1997 were affected by the non-cash expense of $312,000 associated with stock option awards to a consultant. Excluding this expense, our general and administrative expenses in fiscal 1997 were 20.6% of total revenues for the period. Our general and administrative expenses in fiscal 1996 were associated with starting up our business in this period, which we expensed in full. We expect general and administrative expenses to grow as we hire additional personnel and incur additional expenses related to the growth of our business and our operations as a public company.

     Loss from Operations

     As described above, we have invested heavily to build the Alloy brand, grow our customer database, enhance and attract visitors to our Web site and increase the number of our employees to support a growing operation. For the foregoing reasons, our loss from operations increased from $118,000 in fiscal 1996 to $1.9 million in fiscal 1997 and 222.5% to $6.1 million in fiscal 1998.

     Interest (Expense) Income, Net

     Interest income net of expense includes income from our cash and cash equivalents and from investments and expenses related to our financing obligations. We generated net interest income of $34,000 in fiscal 1997 due to our cash balances resulting from our common stock offerings in this period. In fiscal 1998, we incurred net interest expense of $239,000 due to the interest expense resulting from our issuance of promissory notes in May 1998, which exceeded our interest earned on cash balances held. We did not generate interest income or incur interest expense in fiscal 1996.

SELECTED UNAUDITED QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited quarterly statement of operations data for each of the six quarters ended January 31, 1999. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our results of operations for those periods. The quarterly data should be read in conjunction with the Financial Statements and the related Notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.


                                                     FISCAL QUARTER ENDED (UNAUDITED)
                                   --------------------------------------------------------------------
                                   OCT. 31,    JAN. 31,    APR. 30,    JUL. 31,    OCT. 31,    JAN. 31,
                                     1997        1998        1998        1998        1998        1999
                                   --------    --------    --------    --------    --------    --------
                                                              (IN THOUSANDS)
Net merchandise revenues.........  $   401      $1,396     $ 1,353     $ 2,082     $ 3,215      $3,436
Sponsorship and other revenues...       --          --          --           5          46          73
                                   -------      ------     -------     -------     -------      ------
Total revenues...................      401       1,396       1,353       2,087       3,261       3,509
Cost of goods sold...............      263         783         906       1,200       1,665       1,715
                                   -------      ------     -------     -------     -------      ------
Gross profit.....................      138         613         447         887       1,596       1,794
Operating expenses:
     Selling and marketing.......      567       1,193       1,753       2,247       2,879       2,287
     General and
       administrative............      336         244         265         509         517         392
                                   -------      ------     -------     -------     -------      ------
          Total operating
            expenses.............      903       1,437       2,018       2,756       3,396       2,679
                                   -------      ------     -------     -------     -------      ------
Loss from operations.............     (765)       (824)     (1,571)     (1,869)     (1,800)       (885)
Interest income (expense), net...       16          18          22         (60)       (101)       (100)
                                   -------      ------     -------     -------     -------      ------
Net loss.........................  $  (749)     $ (806)    $(1,549)    $(1,929)    $(1,901)     $ (985)
                                   =======      ======     =======     =======     =======      ======
                                                       PERCENTAGE OF TOTAL REVENUES
                                   --------------------------------------------------------------------
Net merchandise revenues.........    100.0%      100.0%       99.9%       99.8%       98.6%       97.9%
Sponsorship and other revenues...       --          --         0.1         0.2         1.4         2.1
                                   -------      ------     -------     -------     -------      ------
Total revenues...................    100.0       100.0       100.0       100.0       100.0       100.0
Cost of goods sold...............     65.6        56.1        66.9        57.5        51.0        48.9
                                   -------      ------     -------     -------     -------      ------
Gross profit.....................     34.4        43.9        33.1        42.5        49.0        51.1
Operating expenses:
     Selling and marketing.......    141.5        85.5       129.6       107.7        88.3        65.2
     General and
       administrative............     84.0        17.5        19.6        24.4        15.8        11.2
                                   -------      ------     -------     -------     -------      ------
          Total operating
            expenses.............    225.5       103.0       149.1       132.1       104.1        76.4
                                   -------      ------     -------     -------     -------      ------
Loss from operations.............   (191.1)      (59.0)     (116.0)      (89.6)      (55.1)      (25.3)
Interest income (expense), net...      4.1         1.3         1.6        (2.9)       (3.1)       (2.8)
                                   -------      ------     -------     -------     -------      ------
Net loss.........................   (187.1)%     (57.7)%    (114.4)%     (92.5)%     (58.2)%     (28.1)%
                                   =======      ======     =======     =======     =======      ======

     Our revenues have been increasing as a result of increased catalog circulation and visitors to our Web site supported by our growing database of customers, Alloy E-Zine subscribers and catalog requesters. The improvement in our gross margins reflects more efficient merchandise sourcing, increased merchandise markups and improved merchandise sell-through. Operating expenses have generally increased in dollar terms during the quarters presented. Selling and marketing expenses have increased as revenues, advertising and catalog production and circulation have increased. Selling and marketing expenses peaked in the fiscal quarter ended October 31, 1998 due to high catalog circulation during the period. General and administrative expenses have risen as a result of increased personnel and the increased operating costs of our growing business. General and administrative costs increased in the fiscal quarters ended October 31, 1997, July 31, 1998 and October 31, 1998 due to stock option awards to a consultant.


     We expect our quarterly revenues, margins and results of operations to fluctuate significantly in the future. In addition, the results of any quarter do not indicate results that should be expected for a full fiscal year. If our revenues, margins or operating results fall below the expectations of securities analysts and investors in some future periods, then the price of our common stock could decline.

SEASONALITY

     Our historical revenues and operating results have varied significantly from quarter to quarter due to seasonal fluctuations in consumer purchasing patterns. Sales of apparel, accessories and footwear through our Alloy catalog have been higher in our third and fourth fiscal quarters, containing the key back-to-school and holiday selling seasons, than our first and second quarters. It is difficult to ascertain the effects of seasonality with respect to our online merchandise sales, but we expect that similar seasonal trends will develop in our online sales to those we have experienced in our catalog sales. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If similar seasonal and cyclical patterns emerge in Internet advertising, our revenues and operating results also may vary significantly based upon these patterns.

INCOME TAXES


     At January 31, 1999, we had net operating loss carryforwards aggregating approximately $6.4 million that may be applied against future years' income, with various expiration dates through 2019. As a result of Internal Revenue Code
Section 382, a significant portion of this net operating loss carryforward may be subject to limitation on future utilization. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation as defined in the Internal Revenue Code. Due to the change in our ownership interests contemplated by this offering, future utilization of our net operating loss carryforwards will be affected by limitations or annual restrictions.


LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through the sale of equity and debt securities as we have generated negative cash flow from operations since our inception. To date, we have received approximately $13 million in net proceeds from the sale of common stock, convertible preferred stock and promissory notes. At January 31, 1999, we had approximately $3.0 million in cash and cash equivalents and a $2.5 million cash receivable from the sale of convertible preferred stock, which was paid in full on February 1, 1999. Our principal commitments consist of obligations under our promissory notes and our capital and operating leases.

     We manage our working capital position to increase liquidity and reduce risk. All merchandise sales are made against an authorized credit card or check. We manage our merchandise inventory with a view to fast re-order flexibility with our vendors. This approach allows us to reduce the amount of inventory on hand and limit our exposure to overstock positions.

     Net cash used in operating activities was $5.3 million in fiscal 1998, $1.7 million in fiscal 1997 and $138,000 in fiscal 1996. The principal use of cash for all periods was to fund our losses from operations.

     Cash used in investing activities has consisted of capital expenditures for computers, office furniture and equipment. A significant portion of our computer equipment is leased. Lease terms range from 24 to 30 months with monthly payments. In lieu of interest under the lease, we issued a stock purchase warrant to the lessor. As of January 31, 1999, the remaining aggregate obligation under the capital lease was $113,000.

     Net cash provided by financing activities was $5.9 million in fiscal 1998, $4.1 million in fiscal 1997 and $160,000 in fiscal 1996. Cash provided by financing activities has consisted of sales of our common stock, convertible preferred stock and promissory notes, offset by payments of our capitalized lease obligation.

     We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that our existing working capital and cash flows from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through the quarter ending April 30, 2000. If cash generated from operations is insufficient to satisfy our cash needs, we may be required to raise additional funds. If we raise additional funds through the issuance of equity securities, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, financing may not be on terms favorable to us or our stockholders. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.

IMPACT OF THE YEAR 2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.


     State of Readiness. The four third-party vendors upon whom we materially rely are Harrison Fulfillment Services, our fulfillment services and call center provider, OneSoft Corporation, which maintains our Web site and provides our connection to the Internet, Quad Graphics, Inc., our commercial printer and the United States Postal Service, our mail carrier. We have sought confirmation from these four vendors that their systems are Year 2000 compliant. Harrison Fulfillment Services has informed us that it is in the process of migrating our fulfillment operations to a Year 2000-compliant system and that this will be completed by July 1999. OneSoft has informed us that its systems are Year 2000 compliant. We have reviewed Year 2000 readiness disclosure statements prepared by Quad Graphics and the U.S. Postal Service and we believe that both will be Year 2000 compliant by September 1999.



     We do not expect to experience any material adverse effects on our business, financial condition or results of operations from any other vendor, distributor or supplier who may experience Year 2000 problems.



     We have completed an internal assessment of all material information technology and non-information technology systems at our headquarters, including our accounting software, our network server and related software, our personal computers and related software and our telephone system. We believe that all of these systems either are or will be made Year 2000 compliant.


     Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our capital expenditures budget and are not expected to be material to our financial position or results of operations. These expenses, however, if higher than anticipated, could have a material and adverse effect on our business, results of operations and financial condition.

     Risks. There can be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the fulfillment and operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, we may be unable to deliver goods or services to our customers and portions of our Web site may become unavailable. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.


     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.



     Contingency Plan. As discussed above, we are engaged in an ongoing Year 2000 assessment and do not currently have a contingency plan to deal with the worst case scenario that might occur if technologies on which we depend are not Year 2000 compliant and fail to operate effectively after the Year 2000. The results of our Year 2000 compliance evaluation and the responses received from distributors, suppliers and other third parties with which we conduct business will be taken into account in determining the need for and nature and extent of any contingency plans.


     If our present efforts to address the Year 2000 compliance issues discussed above are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our users could seek alternate suppliers of our products and services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, operating results and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In the quarter ended April 30, 1998, we adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. The adoption of SFAS No. 130 did not have an effect on our financial position or results of operations.


     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report information about their products and services, the geographic areas in which they operate and their major customers. Reportable operating segments are determined based on the management approach, as defined by SFAS No. 131. The management approach is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. We currently operate under two segments, merchandise revenues and sponsorship and other revenues.

However, we have not provided segment disclosure for the periods presented because sponsorship and other revenues only accounted for approximately 1% of total revenues in fiscal 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We do not use derivatives and therefore this new pronouncement is not applicable.

     The FASB is currently addressing significant current practices relating to accounting for stock-based compensation awards under APB 25. The FASB is also addressing the accounting for the repricing of stock options. Tentatively, the FASB has decided that awards to non-employee directors would be charged to operations based upon the fair value of the award.

                                    BUSINESS

OUR BUSINESS


     Alloy Online is a leading Web site providing community, content and commerce to Generation Y, the 56 million boys and girls between the ages of 10 and 24. Through our Web site, www.alloy.com, Generation Y boys and girls can interact, share information, explore compelling and relevant content and shop for a variety of merchandise, including boys and girls apparel, accessories, footwear, music, cosmetics and magazine subscriptions. Due to our unique blend of online services, our Web site generated approximately 25 million page views in March 1999, up from approximately 1.5 million in March 1998, and approximately 480,000 users have registered to receive our weekly electronic magazine, Alloy E-Zine. We believe our Web site represents one of the largest and most vibrant Generation Y communities on the Internet. This growing community drives merchandise sales, our principal source of revenues, and positions us to be a leading channel for marketers that are increasingly looking to the Internet to reach this growing and influential consumer group.


INDUSTRY BACKGROUND

     The Internet


     Growth of the Internet and Online Commerce. The Internet has rapidly become a significant global medium for communications, entertainment, news, information and commerce. International Data Corporation, a market research firm, estimates the number of users accessing the Web will increase from approximately 100 million in 1998 to approximately 320 million by the end of 2002. As Internet use has grown, shopping online has become increasingly popular, and the number of people who buy products and services on the Internet is growing rapidly. According to International Data Corporation, online commerce transactions to the home are expected to increase from approximately $11 billion in 1998 to approximately $94 billion in 2002.


     Emergence of Community Web Sites. An important development on the Internet has been the emergence of community Web sites. Community sites provide a single online destination where like-minded users can interact and quickly find pertinent information, products and services related to their particular interests or needs. Community sites generally offer free services including access to e-mail accounts, chat rooms, message boards, news and entertainment. Through these features, online communities seek to establish a close relationship with their audience and evolve over time according to the interests of their members. As a result, we believe that users tend to be loyal to and spend more time online at community sites.


     Growth of Online Advertising. The Web has become an attractive medium for advertisers, offering a level of targetability, flexibility, interactivity and measurability not available in traditional media. The Web enables advertisers to demographically target their messages to specific groups of consumers as well as to change their advertisements frequently in response to market factors, current events and consumer feedback. Moreover, advertisers can track more accurately the effectiveness of their advertising messages by receiving reports of the number of advertising "impressions" delivered to consumers and the resulting "click-through" rate to their Web sites. Jupiter Communications, Inc. estimates that the amount of Internet advertising in the U.S. will grow from approximately $1.9 billion in 1998 to $7.7 billion by 2002, a compound annual growth rate of 42%.



     Online Direct Marketing. The Internet permits the capture of valuable customer demographic and preference information. This allows direct marketers to target electronic offers of products and services directly to consumers with desirable characteristics and interests. Direct marketers have traditionally relied on print media, mail and telemarketing to reach their customers. By virtue of the Internet, direct marketers are able to increase response rates and reduce the cost per transaction.

     Generation Y

     The Growing Economic Importance of Generation Y. In the United States, Generation Y is made up of the 56 million boys and girls between the ages of 10 and 24. The United States Census Bureau projects that Generation Y will continue to grow through 2015 when it will reach 63.5 million people, an increase of 12.8% from its 1998 level. Over the next 12 years, the Census Bureau estimates that the growth of Generation Y will outpace the growth of the general population by 19.5%. Generation Y also accounts for more than $250 billion in annual disposable income. We believe approximately 70% of Generation Y's disposable income is discretionary.


     Popularity of the Internet with Generation Y. Generation Y is the first generation to grow up with the Internet as a part of daily life. The Internet's graphical user interface, robust communication capabilities, dynamic content, and ability to rapidly disseminate and access information make it a popular medium for Generation Y. Based on eMarketer estimates, we believe that the number of teens and college students who regularly access the Internet at least twice a week for an hour or more will rise from an estimated 12.0 million in 1998 to 22.3 million by the year 2000.



     The Need for a Comprehensive Generation Y Online Destination. The Internet has created an ideal medium for Generation Y to gather, access information and communicate with one another. However, we believe Generation Y is underserved by the offerings on the Internet. While numerous Web sites provide some Generation Y-specific content and commerce, most fail to provide the breadth and depth of youth-oriented content that Generation Y seeks because these sites focus on a broader audience. We believe Generation Y seeks a Web site that integrates:


     - Community -- an environment in which to socialize with peers and to voice opinions away from parents and other adults;

     - Content -- dynamic information and entertainment about relevant Generation Y topics such as music, relationships, fashion, entertainment, astrology, gossip and sports; and

     - Commerce -- products and services that appeal specifically to the tastes of Generation Y presented in an appealing and trusted environment.

     Generation Y also presents an important opportunity for advertisers and direct marketers. Marketers are focusing on this group because of Generation Y's significant and growing spending power and tendency to carry brand loyalties established at a young age into adulthood. However, we believe that this group is difficult for marketers to reach online because of the dispersed nature of the Generation Y Internet audience. To maximize the impact of their marketing dollars, advertisers seek to bring their messages to places on the Internet where Generation Y congregates. In addition, direct marketers seek a Web site with the ability to capture valuable demographic and customer preference information to enable them more effectively to target their product and service offerings to Generation Y. As a result, we believe that a vibrant and growing Generation Y community can serve as a valuable conduit to advertisers and direct marketers targeting this group.

THE ALLOY SOLUTION


     Alloy is a leading online destination focused exclusively on Generation Y. We have built a feature-rich Web site that addresses Generation Y's needs for community, content and commerce. Our Web site is a destination where Generation Y boys and girls can interact, share information, explore compelling and relevant content and shop. These online services are reinforced by our widely recognized Alloy brand which serves as a popular reference for the Generation Y lifestyle. With approximately 25 million page views in March 1999, we believe that we have aggregated one of the largest and most vibrant Generation Y communities on the Internet. This focused Generation Y community offers a valuable channel for advertisers and direct marketers to efficiently and effectively reach their desired audience.

     We satisfy the needs of Generation Y through a site with the following attributes:


     - Community. Based on the feedback of our visitors, our community is a "cool" environment for Generation Y boys and girls to interact, share their ideas, express their opinions and develop their interests. We facilitate communication among our Web site users through a variety of free interactive services such as e-mail, instant messaging and real-time chat. Additionally, we provide member-generated interactive content areas such as personal homepage hosting services, topical message boards and opinion polls and surveys. Our Generation Y-focused editorial staff also provides advice in areas of interest to users, such as relationships and fashion, in a forum where our users can express their opinions. We believe that the sense of community we promote fosters loyalty among our users and increases the amount of time they spend on our site.


     - Content. Our Web site provides regularly updated content on topics of interest to Generation Y boys and girls, including music, relationships, celebrities, horoscopes, gossip, fashion trends, current events, sports and a variety of other key topics. Our professional editorial staff aggregates content from a variety of sources and develops an edited presentation of the most compelling and relevant Generation Y content. Additionally, our editors create selected original content in specific areas of interest to our users. We believe that by continually refreshing our content we have positioned Alloy as a daily online information and entertainment source for Generation Y.


     - Commerce. Our community and content services attract a significant number of Generation Y users to our Web site and enable us to provide a trusted, appealing environment in which to shop. Alloy offers Generation Y a wide range of products that are specifically geared to their interests and tastes. We currently offer boys and girls apparel, outerwear, accessories, footwear, music, cosmetics and magazine subscriptions. To encourage first-time and repeat Web purchases, we also offer frequent product promotions and specials. Our product offerings are selected from a wide range of the most popular brands and are continually updated to keep pace with trends and seasons. We offer many of the same products through our Alloy catalog frequently distributed throughout the year. We believe the catalog not only adds significantly to our sales but also is a key driver of additional users to our Web site.



     - Targeted cost-effective medium for advertisers and direct marketers. As a leading online destination for Generation Y, Alloy provides marketers with a powerful channel to target this important consumer group. Our Web site is organized around specific content areas that allow marketers to deliver highly targeted messages to users with specific interests. Additionally, as a result of our large online user base, we are able to compile valuable demographic and customer preference information. With approximately 480,000 registered users, of which approximately 127,000 are boys, we offer direct marketers the ability to effectively reach their targeted consumer group. We currently offer marketers run-of-site and premium placement advertisements, sponsorship of an electronic newsletter, space in our widely circulated Alloy lifestyle catalog and sponsorship of special contests.


OUR STRATEGY

     Alloy's objective is to become the leading Generation Y online destination. We intend to achieve our objective through the following strategies:


     Maintain Single Brand Focus. We will continue to build Alloy as a single brand known for high quality, Generation Y-focused community, content and commerce for both boys and girls. Rather than dividing our marketing resources across multiple brands and Web sites, we seek to maximize the impact of our marketing efforts by promoting a single brand. We believe this allows us to attract visitors to our Web site and build customer loyalty rapidly and efficiently. We intend to initiate a national campaign in traditional and online media and continue to use our popular Alloy catalog to reinforce the Alloy brand.



     Pursue Additional Revenue Opportunities. We intend to increase online revenues by taking advantage of our targeted community, our database, our proven direct marketing capabilities and our substantial experience in marketing to Generation Y. We intend to expand our product and service offerings to create multiple and recurring revenue streams. These revenue streams may include:

     - sales of additional product categories;

     - sales of advertising and sponsorships on our Web site; and

     - sales of third-party services.


     Strengthen Co-ed Community. We will continue to foster a community that appeals to both boys and girls. We believe that a successful Generation Y community site is largely dependent on dynamic boy-girl interaction. We will continue to create an engaging environment for youths of both sexes to meet and "hang out" by presenting information, products and services that have co-ed appeal.


     Continue to Improve User Experience. We intend to enhance the appeal of our Web site by aggressively developing our content, services and community-oriented features. We aggregate, edit and continually refresh high quality and popular information, products and services to satisfy the evolving interests and tastes of Generation Y. Recent content additions to our Web site include Homework 911, a homework assistance resource and AstroStation, a personalized astrology service. Recent technology-driven enhancements to our Web site include Personal Homepages, a do-it-yourself homepage service and AlloyLink, an instant messaging service. We also intend to provide more personalized features and to make the user interface as easy-to-use, engaging and fast as possible.

     Attract Additional Visitors to Our Web Site. We intend to attract an increasing number of visitors to our Web site through promotional campaigns in traditional and online media. Through traditional media, we will continue to market aggressively our Web site via our Alloy catalog, which leverages our integrated direct mail and online offerings. We also intend to initiate new campaigns via broadcast and print media. Online, we intend to increase our advertising and expand our content syndication and other relationships with heavily-trafficked Web sites. We also intend to explore cross-promotional opportunities and product tie-ins that attract additional visitors to our Web site.


     Enhance Web Site and Technology Infrastructure. We will continue to invest in infrastructure technologies and transaction-processing systems to support our expected growth. We will continue to incorporate third-party technologies that will efficiently and effectively support our fulfillment, commerce, transaction processing and communications capabilities. We also intend to increase the automation and efficiency of our supply chain and fulfillment activities to enhance our customers' shopping experience.


     Expand Internationally. Based on preliminary test marketing, we believe that significant opportunities exist to address the global adoption of the Internet and the international demand for Generation Y-focused community, content and commerce. The size of Generation Y internationally and the emergence of a global youth culture that is heavily influenced by the U.S. present substantial overseas opportunities. We believe that an early presence in these markets will enhance our long-term competitive position. We intend to explore these opportunities to extend the reach of the Alloy brand and to create strategic relationships in important international markets.

OUR WEB SITE

     Our homepage, www.alloy.com, contains five main areas that satisfy Generation Y's needs for community, content and commerce. The majority of the features and services of our Web site are accessible by all users; however, registration is required for access to a number of our free community services. Each of the features described below corresponds to the boxes on the picture of our homepage.


                         Alloy Online Homepage Picture



1. Today in Alloy. This channel of our Web site contains daily features, including the latest news, celebrity gossip, horoscopes, special promotional offers, user surveys and more.



     - News and Gossip -- daily headlines and celebrity gossip focusing on music, movies and TV;



     - Horoscopes -- daily horoscopes, love scopes, celebrity horoscopes and Chinese astrology;



     - Special Promotions -- daily special Alloy product promotions;



     - Today's Trivia -- a daily trivia question where users can win prizes;



     - Alloy Poll -- Generation Y-focused survey questions;



     - Trend of the Day -- a chosen Alloy user reports on fashion trends in his or her town; and



     - Joke of the Day -- a chosen daily joke submitted by an Alloy user.



2. Shop. This is the main purchasing area of our Web site where online shopping is designed to be fun, safe and simple. We carry over 300 different products from over 70 vendors that include boys and girls apparel, outwear, footwear, accessories, music, magazines and cosmetics.



     - Shop -- shop online for our merchandise;



     - Great Deals -- special opportunities to purchase products at reduced prices in "Bargain Basement," "Deal of the Day" and "After School Specials";



     - Get a Free Catalog -- allows users to order the Alloy catalog online;



     - Alloy Magstand -- special magazine subscription offers;



     - Alloy Tunes -- Alloy-compiled compact disc offers; and



     - Alloy Glam -- hair and makeup product offerings.

3.  Get Free E-mail.  We provide free e-mail service for our users.



4.  Connect.  This channel contains a number of the community-oriented features for our Web site.



     - Alloy Chat -- multiple areas where Generation Y boys and girls are able to communicate with one another via text messages in real time;



     - Message Boards -- topic specific areas, such as "general hang" and "hook up" and special interest areas such as skateboarding and music where registered users can communicate with one another via text messages;



     - Alloy Homepages -- allows registered users to create personal Web pages with text, pictures, links and opinions;



     - Fashion Diva -- interactive forum for fashion tips and advice moderated by our fashion expert Carrie B;



     - Ask Tucker and Ask Fiona -- interactive advice forums moderated by Tucker and Fiona, our columnists on school, relationships, friendships and other Generation Y subjects; and



     - Dig or Dis -- an area where our registered users can express their opinions on current Generation Y trends.



5.  Do it Yourself.  This channel of our Web site encourages our users to contribute their own content.



     - Art Gallery -- user-submitted photographs, drawings and paintings;



     - Be a Critic -- user-submitted reviews of movies, music and books;



     - Guest Editor -- editorial commentary contributed by a different user each week;



     - Poetry Pages -- user-submitted poetry;



     - Post Your Stories -- user-submitted stories; and



     - Zine Zone -- links to selected user homepages.



6.  Music.  This channel presents updated music-related news about bands, artists, CDs, events and concert schedules.



 7. TV & Movies. This channel presents news and features about television and movies.



     - Alloy TV -- Generation Y-focused programming via streaming audio and video; and



     - Movie Previews -- Trailers from the latest hit movies.



 8. Advice & Articles. This channel highlights our advice columns and special articles.



     - Ask Tucker and Ask Fiona;



     - Quiz -- fun quizzes about Generation Y Life;



     - Homework 911 -- a resource to help with homework and school;



     - Trauma Central -- highlights embarrassing, yet humorous, moments in our users' lives; and



     - Search -- a custom teen Internet search engine.



 9. Fashion & Beauty. This channel highlights the latest in Generation Y fashion and beauty trends.



     - Virtual Makeover -- weekly online fashion and makeup advice based on photographs submitted by Alloy users;



     - Model Interviews -- interviews with the latest Alloy models;



     - Fashion Scopes -- updated fashion advice based on users' astrological signs; and



     - Trend of the Day -- a chosen Alloy user reports on fashion trends in his or her town.



10. Alloy Sports. This channel provides updated news about Generation Y sports including skateboarding, snowboarding and other sports.



11. Alloy E-Zine. This channel allows users to easily subscribe to the Alloy E-Zine.


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

MARKETING AND PROMOTION


     We market and promote our unified Alloy brand through channels that we have developed as well as through traditional marketing channels. We believe we are able to powerfully communicate our marketing messages through our Alloy catalog and our Alloy E-Zine, a weekly broadcast e-mail to our registered users. Our catalog and E-Zine continually remind customers about events, promotions and other items of interest occurring online. We have complete control over how we promote our Web site through our catalog and our E-Zine, thus allowing more opportunities for our advertisers to reach Generation Y.


     The marketing channels that we have developed are as follows:

     - The Alloy Catalog. Our catalog serves as our primary offline marketing tool to attract users to our Web site and to reinforce the Alloy brand. With an expected 20 million catalogs to be circulated in 1999, our catalog's circulation is comparable to major teen magazines, including Seventeen, Teen and YM. Using an integrated marketing approach, we heavily promote our Web site and prominently display special events and online sales promotions throughout our catalog. We believe that our large circulation, as well as the integrated relationship between our catalog and our Web site, gives us an advantage over many of our competitors.


     - Direct Marketing. Our databases of approximately 2.2 million Generation Y boys and girls and approximately 480,000 registered users of our Web site enable us to sell products and services using a variety of direct marketing techniques. We believe these individuals represent a desirable socioeconomic subset of the Generation Y demographic group who are receptive to our direct marketing messages. We are able to leverage our user database to deliver a weekly broadcast e-mail, Alloy E-Zine, that contains information about fashion, music, contests, special Alloy merchandise sales and links to our Web site. We intend to expand our use of broadcast e-mail to include more targeted messages and promotions to specific segments of our registered users. Additionally, we intend to use our database to target specific groups of individuals via direct mail with special online offers.


     We also promote, advertise and increase the visibility of our brand and attract new users and customers through the following methods:

     - Traditional and Internet Advertising. Our advertising efforts to date have been focused primarily offline. We believe that our strategy of using traditional offline media to generate online sales enables us to reach our target audience, build our brand name, control our promotional budgets more effectively and tie advertising to revenue. To maximize our visibility with our target audience, we advertise in the Generation Y fashion, music and sports magazines such as Seventeen Magazine, YM, Teen, Rolling Stone and Snowboarder. We have selectively placed online advertising where we believed it to be most cost-effective. Following this offering, we expect to significantly increase our investment in both offline and online advertising and promotion, including a television advertising campaign as well as testing online advertising programs.


     - Strategic Alliances. We have entered into strategic relationships with several Internet companies to increase the number of visitors to our Web site. We have existing relationships providing us with prominent exposure on such sites as Yahoo! Shopping, FashionMall.com, CatalogCity.com and CatalogLink.com. We intend to enter into additional strategic alliances with heavily trafficked Web sites.


     - Special Co-Promotions. We have structured high profile, co-promotion arrangements with a number of leading marketers including, among others, MGM Entertainment, Sony Music, Burton Snowboards, MCI and EarthLink/Sprint. Because of our large community, strong brand and extensive distribution, these marketers have provided free products and services that we use as special promotions for the Alloy community. Promotions have included product give-aways, private movie screenings, exclusive music give-aways and celebrity online chats. These promotions help attract visitors to our Web site.

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

SPONSORSHIP AND ADVERTISING SALES

     We provide marketers with a large, demographically desirable Generation Y audience. We believe that our Web site visitors represent an attractive socioeconomic subset of active Generation Y consumers for companies focused on the youth market.

     For the year ended January 31, 1999, we derived less than 2.0% of our revenues from sponsorships and advertising. However, we plan to generate an increasing amount of revenue from sponsorship and advertising sales. Currently, we use a third-party firm to sell advertising on our Web site. We intend to build an in-house sales force during the coming year and offer the following programs:


     - Sponsorships. Sponsorships will allow advertisers to gain maximum exposure by sponsoring areas of our Web site. We offer sponsorship opportunities throughout our entire site. We also offer sponsorship advertising in Alloy E-Zine, our weekly electronic magazine distributed by e-mail to approximately 480,000 subscribers.



     - Run-of-Site. Run-of-site rotations are banner advertisements that rotate on a random basis throughout our Web site, appealing to advertisers seeking to establish general brand recognition with our users. To date, participating advertisers have included Princeton Review, Sony Playstation and Partnership for a Drug Free America.


     - Targeted Advertising. Targeted advertising allows companies to deliver their advertisements to specific segments of our user base. This segmentation can be done by specific area of our Web site, by the time of day, user location or age.

     - Combination Print/Web Site Advertising. Unlike many of our competitors, we have the ability to offer selected combinations of print and Web site advertisements. With an estimated circulation of 20 million catalogs in 1999, we believe we offer advertisers the option to gain significant additional exposure to the Generation Y demographic group. To date, advertisers that have chosen this type of program have included Seventeen Magazine, Elektra Records and N2K.

MERCHANDISING


     Our merchandise strategy is designed to minimize fashion risk and facilitate speed to market and product assortment flexibility. Our objective is to reflect, not to lead, Generation Y styles and tastes. We select merchandise from the best existing designers and producers allowing us to stay current with the tastes of the market rather than to predict future fashion trends. Our buyers and merchandisers work closely with our many vendors to tailor products to our specifications, rather than design and produce our own line. By doing this, we are able to minimize design risk and make final product selections only two to three months before the products are brought to market, not the typical six to nine months for many apparel companies. We believe this strategy significantly reduces our trend risk and is consistent with our role as an "editor" of Generation Y lifestyle.


     Our organization and operational processes support our merchandising strategy. Our buyers have significant experience with retail and media companies that market to Generation Y. We believe our staff has a proven ability to identify desirable products and ensure that our vendors meet specific guidelines regarding product quality and production time. At present, we use primarily domestic vendors who must have the ability to produce and ship products within two to eight weeks. This speed to market gives us the flexibility to incorporate the latest trends into our product mix and to better serve the evolving tastes of Generation Y.

     Our merchandising strategy also enables us to closely control our inventory levels. We typically purchase only approximately 50% of our initial sales estimates and rely on quick re-order ability. Because we do not make aggressive initial orders, we believe we are able to minimize our risk of excess inventory. Additionally, we use our Web site to offer special product prices as part of our "Bargain Basement" section and in the past have mailed various sales circulars to our customers to sell slower moving inventory.

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


     Alloy has created a strong brand presence among our vendor group. We believe that presence on our Web site and in our circulating catalog is a valuable marketing tool for our vendors and, as a result, our vendors typically grant us online and catalog exclusivity for each product we select. We believe this exclusivity makes the merchandise in the Alloy catalog more attractive to our target audience and protects us from direct price comparisons. At any one time, our merchandise selection includes more than 70 vendors. No vendor accounts for more than 10% percent of our sales. Brands currently offered through Alloy include nationally recognized names such as Vans, O'Neill and Diesel, as well as smaller, niche producers, including Dawls, Free People and Kikwear.


     A typical Alloy catalog is 60 to 68 pages, with approximately 220 unique items. Apparel for girls ranges from basics, such as shorts, jeans and T-shirts, to seasonal and fashion-oriented merchandise such as outerwear and swimwear, dresses and accessories. Boys' apparel includes shorts, T-shirts, jeans, outerwear and sports-related attire. Accessories include bags, watches, cosmetics and costume jewelry. Our footwear selections include sandals, platforms, sneakers, boots and flats.

ORDERING, FULFILLMENT AND CUSTOMER SERVICE

     In order to attract and retain customers, we use a full-service, scalable, and state-of-the-art call center and fulfillment center with trained personnel. Our call center and fulfillment center for both the Alloy catalog and our Web site are provided by Harrison Fulfillment Services. Contracting with Harrison has allowed Alloy to grow rapidly without incurring major capital expenditures or dedicating management resources to build and staff an in-house call and fulfillment center. This has also allowed us to maintain a high level of customer service during our period of rapid growth.


     Harrison has sufficient capacity at its fulfillment center to accommodate our expected growth until at least 2001. Our inventory is stored at Harrison's
2.1 million cubic foot warehouse in Chattanooga, Tennessee. We estimate that we currently occupy only 100,000 cubic feet of this facility. As we continue to grow, it may become cost-effective at some point in the future to bring the call center and fulfillment center in-house, but we do not currently anticipate undertaking such a project until at least the year 2001.


     We also believe that high levels of customer service and support are critical to the value of our services and to retaining and expanding our customer base. Harrison maintains two call centers with approximately 200 stations and an interactive voice response system. Harrison personnel conduct teleservice training sessions continuously, and Alloy personnel visit approximately once a month to introduce and explain new Alloy products and procedures. These customer service representatives are available 24 hours a day, 7 days a week through a toll-free telephone number. The representatives are able to guide customers through the order process, monitor order progress and provide general information about our products such as sizing advice and product features.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     The technology infrastructure of our operations provides continuous availability of our online service. All of the critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades.


     Currently, we license commercially available technology whenever possible in lieu of dedicating our financial and human resources to developing solutions. Our system hardware is hosted at OneSoft Corporation, a third-party facility in Annandale, Virginia. A group of systems administrators and network managers at OneSoft operate our Web site, network operations and transactions-processing systems and monitor our systems 24 hours a day. Our infrastructure is scalable, allowing us to quickly adjust to our rapidly expanding user base.


     Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our servers are powered by an uninterruptible power supply to provide back-up power supply at the operations facility within seconds of a power outage.

Our systems are copied to backup tapes each night and regularly stored at an off-site storage facility. We have implemented these various redundancies and backup systems in order to minimize the risk associated with damage from fire, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control.

OPPORTUNITIES IN INTERNATIONAL MARKETS

     Based on preliminary test marketing, we believe that significant opportunities exist to address the global adoption of the Internet and the international demand for Generation Y-focused community, content and commerce. The size of the Generation Y population internationally and the emergence of a global youth culture that is heavily influenced by the U.S. present substantial overseas opportunities. For example, the European Union currently has 72 million people between the ages of 10 and 24, 16 million more than in the United States. Japan's Generation Y population numbers approximately 25 million. We believe that an early presence in these markets will enhance our long-term competitive position. We intend to explore these opportunities to extend the reach of the Alloy brand and to create strategic relationships in important international markets.

COMPETITION

     Electronic Commerce and Catalog Sales. The online commerce market is new, rapidly evolving and intensely competitive. Current and new competitors can launch new Web sites at relatively low cost. Our catalog competes with other catalog retailers and direct marketers, some of which may specifically target our customers. We currently or potentially compete with a variety of other companies serving segments of the Generation Y market including:

     - various mail-order retailers;

     - various Web-based retailers;

     - various Generation Y traditional retailers, either in their physical or online stores; and


     - various online service providers that offer products of interest to our Generation Y consumers; including America Online and Microsoft Network.


     We believe that the following are the principal competitive factors in our market:

     - brand recognition;

     - quality of site content;

     - merchandise selection;

     - convenience;

     - price;

     - customer service; and

     - reliability and speed of fulfillment.

     Many of our current and potential store-based, catalog and online competitors have longer operating histories, larger customer or user bases and significantly greater financial, marketing and other resources than we do. In addition, competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products. If we face increased commerce competition, our business, operating results and financial condition may be materially and adversely affected.

     Internet Community Services. We compete for users and advertisers with many providers of community services, including companies that attempt, as we do, to target Generation Y consumers. These include:

     - Web sites primarily focused on the Generation Y demographic group;

     - online service providers with teen-specific channels, such as America Online; and

     - community Web sites, such as GeoCities, that may create Generation-Y specific communities.

     In addition, we could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently acquired or invested in Internet companies. The Generation Y-focused magazines, such as Seventeen, YM or Teen, might devote additional efforts to their existing Web sites which would compete with us for users and advertising dollars.

     We believe that the principal competitive factors for companies seeking to create Generation Y-focused communities on the Internet are:

     - brand recognition;

     - critical mass of both boys and girls;

     - relevant content and editorial expertise;

     - functionality of the Web site; and

     - user loyalty.

     We believe that the strong Alloy brand combined with our ability to deliver targeted audiences to advertisers and the overall cost-effectiveness of the advertising medium we offer are principal competitive advantages. However, many of our competitors, current and potential, may have greater financial or technical resources and we could face additional competitive pressures that would have a material and adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY


     We have applied for trademark or service mark protection for the names "Alloy", "Alloyonline.com", "Alloymail.com", "Local 212", "Stationwagon" and "Hello My Name Is". We also have rights to numerous Internet domain names including alloy.com, alloyonline.com, alloymail.com, alloysports.com and alloymusic.com. We regard our service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on a combination of trademark and copyright law, trade secret protection and confidentiality, license and other agreements with employees, customers, strategic partners and others to protect our intellectual property rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we sell our products and services online. Therefore, the steps we take to protect our intellectual property rights may be inadequate. In addition, we regard our database as critical to our success. Our database is maintained on a secure system by a third-party database service bureau and is accessible only by us.


GOVERNMENT REGULATION


     We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. The Internet is rapidly evolving and there are few laws or regulations directly applicable to online commerce and community Web sites. Due to the increasing popularity and use of the Internet, governmental authorities in the United States and abroad may adopt laws and regulations to govern Internet activities. Laws with respect to online commerce may cover issues such as pricing, distribution and characteristics and quality of products and services. Laws with respect to community Web sites may cover content, copyrights, libel, obscenity and personal privacy. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business, results of operations and financial condition.


     Although our online transmissions generally originate in New York and Virginia, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. As our products and services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or prosecute us for violations of their laws. We cannot assure you that state or foreign governments will not charge us with violations of local laws or that we might not unintentionally violate these laws in the future.

     The U.S. Congress recently enacted the Children's Online Privacy Protection Act of 1998. The principal provisions of the law are expected to become effective between April 21, 2000 and April 21, 2001. Among other things, subject to limited exceptions, this act:


     - makes it unlawful for an operator of a Web site or online service directed to children under age 13, and any operator that has actual knowledge that it is collecting personal information from children under age 13, to collect personal information from these children without having obtained verifiable parental consent; and


     - prohibits requiring that a child under age 13 disclose more information than is reasonably necessary in order to participate in a game, the offering of a prize, or another activity.

     The Federal Trade Commission has not yet promulgated regulations interpreting this act. We believe that the promulgation of regulations under this act will make it more difficult for us to collect personal information from our audience.


     A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. The Federal Trade Commission and several states have investigated the use by some Internet companies of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of some information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in some European countries.


EMPLOYEES


     As of March 9, 1999, we had 25 full-time employees, of which:



     - five work in merchandising;



     - four work in editorial and content development;



     - three work in customer service;



     - three work in sales and marketing;



     - three work in technology development;



     - four work in operations; and



     - three work in administration.


None of our employees is represented by a labor union or is the subject of a collective bargaining agreement. We consider relations with our employees to be good.

LEGAL

     There are no material legal proceedings pending, or to our knowledge, threatened against our company.

FACILITIES

     Our principal offices are located between New York City's Silicon Alley and the Garment District at 115 West 30th Street, New York, New York 10001, where we lease approximately 7,000 square feet of space. This lease expires in February 2002. We believe that our current facilities will be adequate to meet our needs for the near future. Sufficient space is available on the current premises for expansion. We do not own any real estate.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     Directors, executive officers and other key employees of Alloy, and their ages, as of April 21, 1999 are as follows:



NAME                                   AGE                       POSITION
----                                   ---                       --------
Matthew C. Diamond...................  30     Chairman, Chief Executive Officer, Treasurer
                                              and Director
James K. Johnson, Jr.................  31     Chief Operating Officer, President and Director
Samuel A. Gradess....................  33     Chief Financial Officer, Secretary and Director
Neil I. Vogel........................  28     Chief Corporate Development Officer
Andrew A. Roberts....................  32     Vice President Business Development
Susan K. Kaplow......................  31     Director of Internet Development
Joan D. Rosenstock...................  33     Marketing Director
Karen K. Ngo.........................  27     Creative Director
J. Scott Caldwell....................  35     Director of Catalog Operations
Peter M. Graham......................  44     Director
David Yarnell........................  43     Director



     Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as a director of Alloy since July 1996, was appointed as Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. From 1991 to 1994, Mr. Diamond held a variety of financial and operations posts at the GE Company, including a two-year business development assignment in Asia. Mr. Diamond received his MBA from the Harvard Graduate School of Business in 1996 and his BA in Economics from the University of North Carolina at Chapel Hill in 1991.


     James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From 1989 to 1996, Mr. Johnson held a variety of financial, operations and business development positions with the GE Company. Mr. Johnson received his BA in History from Hamilton College in 1989.


     Samuel A. Gradess joined Alloy in July 1996 and has been a director since that time. He was appointed as Secretary and Director of Finance and Administration of Alloy in January 1997 and Chief Financial Officer in January 1999. From 1987 to 1997, Mr. Gradess was a Vice President at Goldman, Sachs & Co., an investment bank. Mr. Gradess received his BA in Economics from the University of Virginia in 1987.


     Neil I. Vogel joined Alloy in February 1999 and has been Chief Corporate Development Officer since that time. From 1993 to 1999, Mr. Vogel held various positions in the Investment Banking department of Ladenburg Thalmann & Co. Inc., an investment bank, most recently Vice President in the Consumer and Internet Group. Mr. Vogel received a BS in Economics from the Wharton School of Business at the University of Pennsylvania in 1992.

     Andrew A. Roberts joined Alloy in January 1999 and has been Vice President Business Development since that time. From 1996 to 1999, Mr. Roberts was a management consultant at PricewaterhouseCoopers LLP, focusing on developing growth strategies for a variety of clients. Mr. Roberts received his MBA from the Harvard Graduate School of Business in 1996, his MMHS from Brandeis University 1992 and his BA from Brandeis University in 1991.

     Susan K. Kaplow joined Alloy in March 1998 and has been Director of Internet Development since that time. From 1994 to 1998, Ms. Kaplow held a variety of positions at Seventeen Magazine including Senior Editor and Music Editor. From 1992 to 1994, Ms. Kaplow served as a Staff Writer for Allure magazine. Ms. Kaplow received her BA in English from the University of Maryland in 1988.

     Joan D. Rosenstock joined Alloy in August 1998 and has served as Director of Marketing since that time. From 1995 to 1998, Ms. Rosenstock held a variety of positions at NBA Properties, the marketing arm of the National Basketball Association, most recently Director of Marketing. Ms. Rosenstock received her MBA from the Harvard Graduate School of Business in 1995 and her BA in Liberal Arts from the University of Michigan in 1987.

     Karen K. Ngo joined Alloy in March 1997 and has been Creative Director since that time. From 1996 to 1997, Ms. Ngo held a variety of positions at Seventeen Magazine including Feature Editor and Fashion Stylist. From 1995 to 1996, Ms. Ngo served as a Production Coordinator for 2X4 Design Studios, a photography studio. Ms. Ngo received her BA in Art from Yale University in 1993.

     J. Scott Caldwell joined Alloy in January 1999 and has been Director of Catalog Operations since that time. From 1998 to 1999, Mr. Caldwell was a Brand Manager at Genesis Direct, a direct marketer. From 1996 to 1997, Mr. Caldwell was a Principal of Authentic Sports Marketing, a direct marketer. From 1994 to 1996, Mr. Caldwell was a Marketing Manager with the Direct Marketing Division of Killir Enterprises. Mr. Caldwell attended the University of Kansas.


     Peter M. Graham has served as a director of Alloy since November 1998. He has been the President and Chief Operating Officer of Ladenburg Thalmann Group Inc. and Vice Chairman of its principal subsidiary, Ladenburg Thalmann & Co. Inc., since 1994. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham is a director of Regency Equities Corp. and Seventh Generation, both of which are publicly traded companies. Mr. Graham was elected to the board pursuant to a stockholders agreement that will terminate upon the completion of this offering.



     David Yarnell has served as a director of Alloy since November 1998. He has been a Managing Member of Brand Equity Partners I, LLC since March 1997 and a Vice President of Consumer Venture Partners since June 1993. From June 1991 to June 1993, Mr. Yarnell served as President of Mexx USA, Inc., a contemporary apparel company. Mr. Yarnell is a director of Cyberian Outpost, Inc., a publicly traded online commerce company, and Buca di Beppo, a restaurant chain. He received his MBA from the Harvard Graduate School of Business in 1982. Mr. Yarnell was elected to the board pursuant to a stockholders agreement that will terminate upon the completion of this offering.


EMPLOYMENT AGREEMENTS


     All of our executive officers and key employees have entered into agreements that contain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting these officers from competing with Alloy during their employment with us and for a period of one year after termination of their employment with us. In addition, we have entered into employment agreements with Matthew C. Diamond, James K. Johnson and Samuel A. Gradess that will take effect upon the completion of this offering. They will each receive initial annual base salaries of $150,000 and be eligible for annual bonuses of up to 25% of base salary to be determined by a mutually agreed-upon formula. The agreements further provide that, if we terminate any of Messrs. Diamond, Johnson or Gradess without "cause", as defined in the agreements, they will be entitled to severance pay equal to their annual base salaries, payable in installments, for a period of 12 months from the date of termination. If termination is voluntary, by Alloy for cause or as a result of death or disability, we have no obligation to pay severance beyond the individual's accrued base salary and bonus up to the date of termination. As of February 22, 1999, we entered into an employment letter with Neil Vogel, our Chief Corporate Development Officer. Mr. Vogel receives an annual salary of $85,000. We also granted Mr. Vogel options to purchase 304,560 shares of our common stock under our 1997 Restated Employee, Director and

Consultant Stock Option Plan. Except in some circumstances, his options have the following vesting schedules and exercise prices:


     - 28,200 options are currently exercisable at an exercise price equal to the price paid by the public in this offering;



     - 28,200 options will be exercisable on February 22, 2000 at an exercise price equal to the price paid by the public in this offering;



     - 56,400 options will be exercisable on February 22, 2001 at an exercise price equal to 120% of the price paid by the public in this offering;



     - 84,600 options will be exercisable on February 22, 2002 at an exercise price equal to 150% of the price paid by the public in this offering; and



     - 107,160 options will be exercisable on February 22, 2003 at an exercise price equal to 175% of the price paid by the public in this offering.


     Mr. Vogel is eligible for any bonus and benefits we offer to our executive officers.

BOARD OF DIRECTORS

     Upon the completion of this offering, our board of directors will be divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Mr. Graham and Mr. Yarnell will serve in the class whose term expires in the year 2000, Mr. Gradess will serve in the class whose term expires in the year 2001 and Mr. Diamond and Mr. Johnson will serve in the class whose term expires in the year 2002.

BOARD COMMITTEES


     The compensation committee of the board of directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our 1997 Restated Employee, Director and Consultant Stock Option Plan. The members of the compensation committee are Messrs. Graham and Yarnell.


     The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Graham and Yarnell.

DIRECTORS COMPENSATION


     Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending board meetings. Non-employee directors receive no directors' fees, but directors are eligible to receive grants of non-qualified stock options under our 1997 Restated Employee, Director and Consultant Stock Option Plan. Messrs. Graham and Yarnell, as non-employee directors, will each receive an option to purchase 40,000 shares of common stock, at an exercise price equal to the initial public offering price, effective on the closing of this offering. These options will vest in equal annual installments of 10,000 shares over four years.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors consists of Messrs. Graham and Yarnell, neither of whom has been an officer or employee of Alloy at any time since our inception. No executive officer of Alloy serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

KEY PERSON LIFE INSURANCE

     Alloy has purchased and presently maintains key person life insurance policies in the amount of $2.0 million on the lives of each of Messrs. Diamond, Johnson and Gradess.

EXECUTIVE COMPENSATION


     Summary Compensation. The table below sets forth the compensation earned during the fiscal year ended January 31, 1999 by our chief executive officer. No other executive officer or employee of Alloy received compensation in excess of $100,000 in the fiscal year ended January 31, 1997.


                           SUMMARY COMPENSATION TABLE


                                                                  ANNUAL
                                                              COMPENSATION(1)
                NAME AND PRINCIPAL POSITION                       SALARY
                ---------------------------                   ---------------
Matthew C. Diamond                                                $70,000
  Chief Executive Officer, Treasurer and Director


------------
(1) The columns for "Bonus" and "Other Annual Compensation" have been omitted because there is no compensation required to be reported.

OPTION GRANTS IN LAST FISCAL YEAR

     Alloy did not grant any options to Mr. Diamond during the fiscal year ended January 31, 1999.

OPTION EXERCISES AND YEAR-END OPTION


     Mr. Diamond did not exercise any options to purchase securities of Alloy during the fiscal year ended January 31, 1999 and did not hold any options as of January 31, 1999.


EMPLOYEE BENEFIT PLANS


     Restated 1997 Employee, Director and Consultant Stock Option Plan. The following description of Alloy's Restated 1997 Employee, Director and Consultant Stock Option Plan is a summary and qualified in its entirety by the text of the plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.



     The purpose of the plan is to enhance the profitability and value of Alloy for the benefit of its stockholders by enabling Alloy to offer to employees, directors and consultants stock based incentives. This is a means to both increase the ownership of Alloy held by those individuals in order to attract, retain and reward them and strengthen the mutual interests between those individuals and the stockholders of Alloy. The plan authorizes the grant of options to purchase shares of common stock to employees, directors and consultants of Alloy and its affiliates. Under the plan, Alloy may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to employees of Alloy.



     The plan was approved by Alloy's board of directors and its stockholders in June 1997 and subsequently amended by the board of directors and stockholders in April 1999. A total of 4,000,000 shares are reserved for issuance under the plan. As of the date of this prospectus, 362,481 shares had been issued as the result of the exercise of options, 807,232 shares were subject to outstanding options and 2,830,287 shares were available for future grants. The plan is administered by the compensation committee of the board. Subject to the provisions of the plan, the committee has authority to determine the employees, directors and consultants of Alloy who are to be awarded options and the terms of these awards, including:



     - the number of shares subject to an option;


     - when the option becomes exercisable;

     - the option exercise price per share; and

     - the duration of the option.


     Incentive stock options must have an exercise price equal to at least 100% (110% if the grant is to a stockholder holding more than 10% of Alloy's voting stock) of the fair market value of a share on the date of the award and generally cannot have a duration of more than ten years (five years if the grant is to a stockholder holding more than 5% of Alloy's voting stock). Terms and conditions of awards are in written agreements between Alloy and the holders of the options. Awards under the plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.


     If the employment with Alloy of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the plan, the holder may exercise the option, to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability. If an option holder's employment with Alloy is terminated for cause, all outstanding and unexercised options are forfeited.


     Under the Restated 1997 Employee, Director and Consultant Stock Option Plan, any non-employee or non-affiliate director first elected or appointed to the board following the consummation of this offering will be granted a non-qualified stock option to purchase 40,000 shares of our common stock as of the date of election or appointment to the board. If the director has been in continuous and uninterrupted service to the board on the fourth anniversary of election or appointment, the director will be granted another non-qualified stock option to purchase 40,000 shares of our common stock. Similarly, Messrs. Graham and Yarnell, our current non-employee directors, have received options on the same terms. Each of these options will vest in equal annual installments of 10,000 shares over four years and each has a term of ten years.



     Employee Stock Purchase Plan. On April 16, 1999, the board of directors adopted the 1999 Employee Stock Purchase Plan. This plan will be submitted for approval by our stockholders prior to the closing of this offering. The 1999 Employee Stock Purchase Plan authorizes the issuance of a maximum of 500,000 shares of common stock to participating employees through the grant of nontransferable options.



     The 1999 Employee Stock Purchase Plan is administered by the board's compensation committee. All employees working 20 hours or more per week for more than five months of the year and who have been with Alloy for at least three consecutive months are eligible to participate. Employees who own more than 5% of Alloy's stock may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee authorizes a deduction from his or her pay, not to exceed $21,250 per year, beginning on the first day of a designated six month offering period. On the first day of each of these offering periods, twice per year, each participating employee receives an option to purchase Alloy shares at an exercise price which is the lesser of 85% of the fair market value of Alloy's common stock on the first or last business day of the particular offering period. On the last day of each offering period, each outstanding option granted under the 1999 Employee Stock Purchase Plan is automatically exercised using funds withheld from each employee's compensation as of that date. A participating employee may withdraw from the 1999 Employee Stock Purchase Plan at any time.

     401(k) Plan. Effective January 1, 1999, we instituted the Alloy Online, Inc. 401(k) Savings Plan (the "401(k) Plan"). Eligible employees of the Company who are at least 21 years of age may begin making deferrals under the 401(k) Plan as of the first month following their date of hire, or the date they become otherwise eligible. The 401(k) Plan is intended to be a qualified plan under Internal Revenue Code Section 401(a), with a cash or deferred option governed by
Section 401(k) of the Internal Revenue Code. Employees may elect to defer their eligible current compensation up to the statutorily and 401(k) Plan prescribed limits and have the amount of such deferral contributed to the 401(k) Plan. Contributions to the 401(k) Plan are invested in the investment funds described in the 401(k) Plan.

                              CERTAIN TRANSACTIONS

DIRECTORS AND EXECUTIVE OFFICERS


     On January 22, 1996, Mr. Diamond, our chairman and chief executive officer, and Mr. Johnson, our chief operating officer, each purchased 1,353,600 shares of our common stock for a purchase price of $0.03695 per share which they paid in cash (60%) and by contribution of services (40%). Mr. Gradess, our chief financial officer, purchased 1,353,600 shares of common stock in September 1996 for a purchase price of $.11081 per share in cash.


COMMON STOCK OFFERINGS


     June 1997 Offering. In June 1997, Alloy raised gross proceeds of approximately $2.36 million from the issue and sale of a total of 2,732,219 shares of common stock in a private placement to 36 investors at a price of $0.87 per share. Each purchaser of shares in the offering also received a warrant to purchase additional shares of our common stock for nominal consideration which provided these purchasers with dilution protection in the event of specified future sales of equity securities by Alloy prior to June 30, 1998. These warrants were exercised in July 1998 and resulted in the issuance of an additional 711,560 shares of common stock to the purchasers. Purchasers included the following individuals who are members of the immediate families of directors and executive officers of Alloy:



                                                                                  ADDITIONAL SHARES
                                                         NUMBER OF SHARES     ACQUIRED UPON EXERCISE OF
NAME                              RELATIONSHIP               PURCHASED          WARRANTS IN JULY 1998
----                       --------------------------    -----------------    --------------------------
Robert D. Diamond........  Father of Matthew Diamond          69,316                    18,053
Stuart Gradess...........  Father of Samuel Gradess           28,882                     7,521
Anita R. Johnson.........  Mother of James Johnson            34,657                     9,026



     Mr. Robert E. Kerson, uncle of Matthew Diamond and a beneficial owner of more than five percent of our common stock, purchased 138,633 shares of common stock in the offering at a price of $0.87 per share and upon exercise of the warrant associated with these shares acquired an additional 36,104 shares in July 1998. These shares are held by Mr. Kerson and his wife, Miriam K. Kerson, as Joint Tenants with Right of Survivorship.



     January 1998 Offering. In January 1998, Alloy raised gross proceeds of approximately $1.69 million from the issue and sale of a total of 975,148 shares of common stock in a private placement to 19 investors at a price of $1.73 per share. Purchasers included the following individuals who are members of the immediate families of directors and executive officers of Alloy:



NAME                                             RELATIONSHIP           NUMBER OF SHARES PURCHASED
----                                      ---------------------------   ---------------------------
Robert D. Diamond.......................  Father of Matthew Diamond               57,821
David M. Diamond........................  Brother of Matthew Diamond              11,564
Joseph Diamond..........................  Brother of Matthew Diamond               5,782
Amy K. Diamond..........................  Sister of Matthew Diamond                5,782
Michael K. Diamond......................  Brother of Matthew Diamond               5,782
Jeffrey Speer and Joy Diamond, JTWROS...  Brother-in-law and Sister               30,355
                                          of Matthew Diamond



     Mr. Kerson purchased 173,463 shares of common stock in the offering at a price of $1.73 per share. These shares are held by Mr. Kerson and his wife as Joint Tenants with Right of Survivorship.


OFFERING OF NOTES AND WARRANTS


     In May 1998, Alloy raised gross proceeds of approximately $3.81 million from the issue and sale of promissory notes together with warrants to purchase a total of 480,682 shares of common stock in a private placement to 31 investors. The notes bear an interest rate of 10% per annum compounded quarterly, payable at maturity and are repayable on the first to occur of:



     - May 13, 2001;



     - the closing of this offering; and



     - other transactions constituting a change in control of Alloy.



     Accordingly, Alloy will be obligated to repay the notes from the proceeds of this offering. The warrants are exercisable until May 12, 2001 and had an initial exercise price of $5.465 per share. The exercise price was reduced to $5.035 per share as a result of the sale of shares of convertible preferred stock at a price of $3.391 per share in November 1998 and February 1999. Purchasers of the notes and the warrants included the following individuals who are members of the immediate families of directors and executive officers of
Alloy:



                                                     PRINCIPAL AMOUNT   SHARES REPRESENTED
         NAME                   RELATIONSHIP             OF NOTE            BY WARRANT
         ----                   ------------         ----------------   ------------------
Robert D. Diamond......  Father of Matthew Diamond       $ 5,000                630
David M. Diamond.......  Brother of Matthew Diamond      $35,000              4,416
Joseph Diamond.........  Brother of Matthew Diamond      $10,000              1,262
Amy K. Diamond.........  Sister of Matthew Diamond       $ 5,000                630
Michael K. Diamond.....  Brother of Matthew Diamond      $ 5,000                630
Joy Diamond............  Sister of Matthew Diamond       $ 5,000                630



     Mr. Peter Graham, who became a director of Alloy in November 1998 and is President and Chief Operating Officer of Ladenburg Thalmann Group Inc. and Vice Chairman of its principal subsidiary, Ladenburg Thalmann & Co. Inc., an underwriter in connection with this offering, purchased notes in the principal amount of $500,000 together with warrants to purchase a total of 63,084 shares of common stock.


CONVERTIBLE PREFERRED STOCK OFFERING


     In November 1998 and February 1999, Alloy raised gross proceeds of approximately $5.05 million from the issue and sale of a total of 1,487,843 shares of convertible preferred stock in a private placement to two investors at a price of $3.391 per share. Brand Equity Ventures I, L.P., a five percent beneficial stockholder of Alloy, purchased a total of 1,474,573 shares of convertible preferred stock at a price of $3.391 per share. David Yarnell, a director of Alloy, is a Managing Member of Brand Equity Partners I, LLC, the General Partner of Brand Equity Ventures I, L.P., and was elected to our board of directors pursuant to a stockholders agreement that terminates upon the closing of this offering.



     Upon the closing of this offering, each outstanding share of convertible preferred stock will be converted into 1.128 shares of common stock.


TRANSACTIONS WITH LADENBURG THALMANN & CO. INC.


     In April 1998, Alloy entered into a letter agreement with Ladenburg Thalmann & Co. Inc., an underwriter of this offering. In accordance with the terms of this agreement, Ladenburg acted as placement agent for Alloy's offering of promissory notes and warrants in May 1998, for which Alloy paid Ladenburg a fee consisting of $122,903 in cash and a warrant to purchase 25,299 shares of common stock with an initial exercise price of $5.465 per share. The terms of this warrant are substantially the same as those of the warrants issued to the purchasers of notes and warrants in May 1998 and the exercise price was also reduced to $5.035 per share following the subsequent sale of shares of our convertible preferred stock.


     In October 1998, Alloy entered into a second letter agreement with Ladenburg that provided for Alloy to pay Ladenburg placement fees for sales of securities by Alloy equal to three percent of the value of any securities sold by Alloy to Brand Equity Ventures. In December 1998 and February 1999 and in accordance with the terms of this letter agreement, Alloy paid Ladenburg fees totaling $150,000 in connection with the sale of shares of convertible preferred stock.

OTHER TRANSACTIONS


     Alloy has had an oral agreement since June 1997 with Mr. Kerson, uncle of Matthew Diamond, regarding consulting services. In August 1998, as consideration for these consulting services, and in replacement of an earlier arrangement, Alloy granted Mr. Kerson a non-qualified option at an exercise price of $0.709 per share to purchase 282,000 shares of common stock under Alloy's 1997 Restated Employee, Director and Consultant Stock Option Plan. In connection with the grant of this option to Mr. Kerson, Alloy also entered into a letter agreement with Mr. Kerson in which Alloy agreed to pay Mr. Kerson a bonus equal to the exercise price of the option upon its exercise. On March 5, 1999, Mr. Kerson exercised this option.



     Joseph Diamond, brother of Matthew Diamond, is employed by Alloy as a business analyst. In the fiscal year ended January 31, 1999, Alloy paid Joseph Diamond total compensation of $34,000 in cash. In September 1997, Alloy granted him options to purchase 13,863 shares of common stock at an exercise price of $0.361 per share. In March 1998, Alloy granted him options to purchase 8,673 shares of common stock at an exercise price of $0.433 per share and in February 1999, Alloy granted him options to purchase 6,768 shares of common stock at an exercise price of $0.60 per share. In connection with the September 1997 and March 1998 grants, Alloy entered into letter agreements with Joseph Diamond in which Alloy agreed to pay him bonuses equal to the exercise price of the options upon their exercise. On March 5, 1999, Joseph Diamond exercised the options granted to him in 1997 and 1998.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of Alloy's common stock as of March 5, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

     - each person, or group of affiliated persons, who Alloy knows beneficially owns 5% or more of the common stock;

     - each director and named executive officer of Alloy; and

     - all directors and executive officers of Alloy as a group.

     In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of March 5, 1999. Unless otherwise indicated in the footnotes to the table,


     - the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own; and



     - the address of each beneficial owner listed below is c/o Alloy Online, Inc. 115 West 30th Street, Suite 201, New York, NY 10001.



                                                                                   PERCENT
                                                                             BENEFICIALLY OWNED
                                                                           -----------------------
                                                               NUMBER       BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                      OF SHARES    OFFERING    OFFERING(1)
------------------------                                      ---------    --------    -----------
Executive Officers and Directors:
Matthew C. Diamond(1).......................................  1,353,600      12.9%         9.5%
James K. Johnson, Jr(1).....................................  1,353,600      12.9          9.5
Samuel A. Gradess(1)........................................  1,353,600      12.9          9.5
Neil I. Vogel(2)............................................     32,616         *            *
Peter M. Graham(3)..........................................    151,466       1.4          1.0
David Yarnell(4)............................................  1,663,318      15.8         11.7
All directors and executive officers as a group (6
  persons)(5)...............................................  5,908,200      55.2         41.0

Other 5% Stockholders:
Brand Equity Ventures I, L.P.(6)............................  1,663,318      15.8         11.7
Robert E. Kerson(7).........................................    630,200       6.0          4.4


------------
 *  Less than one percent


(1) Consists of shares held of record by each of Messrs. Diamond, Johnson and Gradess. Does not include a total of 4,781,408 shares of common stock over which each of them has voting control pursuant to an irrevocable proxy granted under a Stockholders and Voting Agreement dated August 19, 1997. Counting these shares, each of Messrs. Diamond, Johnson and Gradess may be deemed to beneficially own a total of 6,135,008 shares, or 58.3% of the outstanding stock prior to this offering. The Stockholders and Voting Agreement and the proxy granted thereunder terminate upon the completion of this offering.



(2) Includes 28,200 shares subject to currently exercisable options and 4,416 shares subject to a currently exercisable warrant.



(3) Consists of (1) 63,084 shares subject to currently exercisable warrants held by Mr. Graham, (2) 63,083 shares subject to a currently exercisable warrant held by The LLZ 1997 Trust and (3) 25,299 shares subject to a currently exercisable warrant held by Ladenburg Thalmann & Co. Inc. Mr. Graham is a trustee of The LLZ 1997 Trust and shares voting and investment power over its shares. However, Mr. Graham has no pecuniary interest in the trust's shares and therefore expressly disclaims beneficial ownership of these shares. Mr. Graham is President and Chief Operating Officer of Ladenburg Thalmann Group Inc. and Vice Chairman of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham expressly disclaims beneficial ownership of the shares held by Ladenburg Thalmann & Co. Inc., except to the extent of his pecuniary interest therein. The address for Ladenburg Thalmann & Co. Inc. is 590 Madison Avenue, New York, NY 10022.


(4) Consists of 1,663,318 shares owned by Brand Equity Ventures I, L.P. Mr. Yarnell is a Managing Member of Brand Equity Partners I, LLC, the General Partner of Brand Equity Ventures I, LP. Brand Equity Partners I, LLC has sole voting and investment power with respect to these shares. Mr. Yarnell expressly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Brand Equity Partners I, LLC and Brand Equity Ventures I, LP is Three Pickwick Plaza, Greenwich, Connecticut 06830.


(5) See footnotes 1 through 4 above.

(6) Brand Equity Partners I, LLC, the General Partner of Brand Equity Ventures I, L.P., has sole voting and investment power with respect to these shares.

(7) All of these shares are held by Mr. Kerson and his wife, Miriam K. Kerson, as Joint Tenants with Right of Survivorship.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Upon completion of this offering, there will be 14,231,774 shares of common stock and no shares of preferred stock outstanding. As of April 21, 1999, we had 8,842,208 shares of common stock outstanding held of record by 59 stockholders.


COMMON STOCK


     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or preemption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.


PREFERRED STOCK


     Upon the closing of this offering, all of our outstanding shares or convertible preferred stock will convert into 1,678,286 shares of common stock after giving effect to the stock split. These shares of convertible preferred stock will no longer be authorized, issued or outstanding after completion of this offering.



     The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. We have no present plans to issue any shares of preferred stock. See "-- Anti-Takeover Effects of Various Provisions of Delaware Law and Alloy's Restated Certificate of Incorporation and Bylaws."


WARRANTS


     As of the date of this prospectus, warrants to purchase a total of 505,981 shares of common stock are held by Ladenburg Thalmann & Co. Inc. and 31 other holders. The warrants were issued in connection with the sale of our promissory notes in May 1998. These warrants are currently exercisable at an exercise price of $5.035 per share and expire on May 12, 2001. The number of shares for which each of the warrants described above is exercisable is subject to adjustment upon changes in our capital structure, including stock splits, combinations or dividends and reclassifications, exchanges or substitutions.


REGISTRATION RIGHTS


     Convertible Preferred Stock. The 1,487,843 shares of convertible preferred stock outstanding will be automatically converted into shares of common stock in connection with this offering. Pursuant to a stockholders agreement, the convertible preferred stockholders are entitled to specified registration rights with respect to the registration of their shares of common stock under the Securities Act of 1933 (the "Securities Act"). Subject to various exceptions and after this public offering, if we propose to register shares of the common stock under the Securities Act, these holders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration at our expense. If the registration is underwritten, the managing underwriters have the right to limit the number of shares included in the registration. Subject to various conditions and limitations, these holders may require us, at our expense but on not more than two occasions, to file a registration statement under the Securities Act with respect to their shares of common stock. These rights to require registration may not be exercised until November 24, 2001. Subject to various conditions and limitations, these holders may also require us, at our expense, to register their shares of common stock on Form S-3 when we become eligible to use such form.



     Warrant Holders. Pursuant to the terms of their warrants, holders of warrants to purchase a total of 505,981 shares of common stock are also entitled to specified rights with respect to the registration of their shares of common stock under the Securities Act. Subject to various and customary exceptions, if we propose to register shares of the common stock under the Securities Act, other than this offering, holders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration at our expense. If the registration is underwritten, the managing underwriters have the right to limit the number of shares included in the registration. Subject to conditions and limitations and our reasonable commercial judgment, we are obligated to file a registration statement, but not on more than one occasion, covering the shares of common stock underlying such warrants within one year after the closing of this offering.


ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND ALLOY'S CERTIFICATE OF INCORPORATION AND BYLAWS


     After the closing of this offering, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholders attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to Alloy and, accordingly, may discourage attempts to acquire us.



     In addition, our certificate of incorporation and bylaws that will be in effect upon the closing of this offering and are summarized below may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.



     Classified Board of Directors. Following the completion of this offering, our board of directors will be divided into three classes serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in the majority of our board of directors.



     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the preceding year's mailing date. For a special meeting, the notice must generally be delivered not later than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.



     Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Special meetings of the stockholders may be called only by our board of directors.

     Amendment of Certificate of Incorporation or Bylaws. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section or to reduce the number of authorized shares of common stock or preferred stock. This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may also be amended or repealed by a simple majority vote of the board of directors.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     As permitted by the Delaware General Corporation Law, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breaches of fiduciary duty as a director, except for liability:



     - for any breach of the director's duty of loyalty to Alloy or its stockholders;



     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;



     - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or



     - for any transaction from which the director derived an improper personal benefit.



     Our bylaws generally provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors or officers to defend any action for which rights of indemnification are provided. In addition, our restated certificate of incorporation and bylaws also permit us to grant such rights to indemnification to our employees and agents. Our bylaws also provide that we may enter into indemnification agreements with our directors and officers and purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have obtained liability insurance for our officers and directors. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.



     Upon the completion of this offering, we will have a total of 14,231,774 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants outstanding. Of the outstanding shares, the 3,700,000 shares sold in this offering will be freely tradeable, except that any shares purchased by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Substantially all of our other stockholders, holding a total of 10,531,774 shares, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. Subject to these lock-up agreements, the shares of common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:



      APPROXIMATE
       NUMBER OF
         SHARES                                   DESCRIPTION
      -----------                                 -----------
       3,700,000          After the date of this prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k)
                          that are not subject to the 180-day lock-up

               0          After 90 days from the date of this prospectus, additional shares saleable under Rule 144 that are not subject to the
                          180-day lock-up

       10,158,013         After 180 days from the date of this prospectus, the 180-day lock-up is released and these additional shares are saleable under Rule 144 (subject, in some cases, to volume
                          limitations), or Rule 144(k)

         373,761          Over 180 days from the date of this prospectus, restricted shares that are held for less than one year and are not yet saleable under Rule 144



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock which will equal approximately 142,317 shares after the closing of this offering or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of the sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, this person's holding period for the purpose of effecting a sale under Rule 144 begins on the date of transfer from the affiliate.



     Upon completion of this offering, options and warrants to purchase a total of 1,313,213 shares of common stock were outstanding, of which 559,181 were exercisable. Upon the completion of this offering, we intend to file a registration statement to register for resale the 3,637,519 shares of common stock reserved for issuance under our Restated 1997 Employee, Director and Consultant Stock Option Plan. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement will become eligible for sale in the public market subject to vesting restrictions or the lock-up agreements with BancBoston Robertson Stephens Inc. Holders of options to purchase 807,232 shares of common stock and holders of warrants to purchase 502,828 shares of common stock have entered into lock-up agreements.



     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1997 Restated Employee, Director and Consultant Stock Option Plan.



     Following this offering, under specified conditions and subject to customary exceptions, holders of 1,678,286 shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. We are not required to effect more than a total of two demand registrations on behalf of these holders. In addition, under specified conditions and subject to customary exceptions, holders of warrants to purchase a total of 505,981 shares of common stock are entitled to demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above). They also have rights to participate in any future registration of securities by us. Under the terms of the warrants, we are obligated to file a registration statement covering the shares of common stock underlying the warrants within a year after the completion of this offering.

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Volpe Brown Whelan & Company, LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Ladenburg Thalmann & Co. Inc. (the "Representatives") have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all these shares if any are purchased.



                                                                      NUMBER OF
        UNDERWRITER                                                     SHARES
        -----------                                                   ----------
        BancBoston Robertson Stephens Inc. .........................
        Volpe Brown Whelan & Company, LLC...........................
        Dain Rauscher Wessels.......................................
        Ladenburg Thalmann & Co. Inc. ..............................
                                                                      ----------
                  Total.............................................   3,700,000
                                                                      ==========



     The Representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus and to some dealers at such price less a
concession of not in excess of $     per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representatives. This reduction shall not change the amount of proceeds to be received by us as stated on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.



     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 555,000 additional shares of common stock at the same price per share as we will receive for the 3,700,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,700,000 shares offered hereby. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 3,700,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If this option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to company will be $46.8 million, $3.3 million and $43.5 million, respectively.



     Directed Share Program. At our request, the underwriters have reserved up to 125,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to our directors, officers, employees, business associates and persons otherwise related to Alloy. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. The underwriters will offer any reserved shares that are not so purchased to the general public on the same basis as the other shares offered hereby.



     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.



     Lock-Up Agreements. Each executive officer and director of Alloy and substantially all of our other stockholders have agreed, during the period ending 180 days after the date of this prospectus ("the lock-up period"), subject to various exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. Ladenburg Thalmann & Co., Mr. Peter Graham and nine other Ladenburg employees have agreed to a lock-up period of 270 days. BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the Representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.



     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to various exceptions,



     - consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period; or



     - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided the options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."


     The underwriters have advised us that they do not intend to confirm sales of more than 5% of the common stock offered in this offering to accounts over which they exercise discretionary authority.


     Pursuant to letter agreements entered into by Alloy, Ladenburg Thalmann & Co. Inc. acted as the placement agent for Alloy's sale of $3.81 million of notes and warrants in May 1998 and for the sale of $5.05 million of convertible preferred stock in November 1998 and February 1999. In connection with these services, Ladenburg Thalmann & Co. Inc. received fees totaling $272,903 and a warrant to purchase 25,299 shares of common stock with a current exercise price of $5.035 per share. In addition, Mr. Peter Graham, a director of Alloy and the President and Chief Operating Officer of Ladenburg Thalmann Group Inc. and Vice Chairman of its principal subsidiary, Ladenburg Thalmann & Co. Inc., purchased notes in the principal amount of $500,000 and warrants to purchase 63,084 shares of common stock in Alloy's May 1998 financing. Nine other Ladenburg Thalmann & Co. Inc. employees also purchased notes in the principal amount of $315,000 and warrants to purchase a total of 39,743 shares of common stock. The notes issued in Alloy's May 1998 financing by their terms are required to be paid in full upon the completion of this offering.



     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the Representatives and us. Among the factors to be considered in such negotiations are prevailing market conditions, some of our financial information, market valuations of other companies that the Representatives and we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.


     Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "ALOY."

     Stabilization. The Representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Alloy by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, and for the underwriters by Brobeck, Phleger & Harrison, LLP, New York, New York.

                                    EXPERTS


     The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the Commission a Registration Statement on Form S-l. This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Alloy, these references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.


     We will also file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

     Our Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               ALLOY ONLINE, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2
Financial Statements:
Balance Sheets as of January 31, 1998 and 1999..............   F-3
Statements of Operations for the years ended January 31,
  1997, 1998 and 1999.......................................   F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended January 31, 1997, 1998 and 1999...........   F-5
Statements of Cash Flows for the years ended January 31,
  1997, 1998 and 1999.......................................   F-6
Notes to Financial Statements...............................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Alloy Online, Inc.:

     We have audited the accompanying balance sheets of Alloy Online, Inc. (a Delaware corporation) as of January 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alloy Online, Inc. as of January 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

New York, New York

March 5, 1999 (except with respect


to the matter discussed in Note 13,


as to which the date is             ).

                               ALLOY ONLINE, INC.

                                 BALANCE SHEETS


                                                                      JANUARY 31,
                                                    -----------------------------------------------
                                                                                      PRO FORMA
                                                       1998           1999        JANUARY 31, 1999
                                                       ----           ----        ----------------
                                                                                   (UNAUDITED)
                                                                                    (NOTE 14)
ASSETS
Current assets:
     Cash and cash equivalents (includes
       restricted cash of $51,000 and $182,000 at
       January 31, 1998 and 1999, respectively)...  $ 2,320,548    $ 2,983,283       $ 2,983,283
     Accounts receivable..........................           --        145,476           145,476
     Stock subscription receivable (Note 7).......           --      2,500,000         2,500,000
     Inventories, net.............................      512,006        810,354           810,354
     Other current assets.........................      305,387        458,687           458,687
                                                    -----------    -----------       -----------
     Total current assets.........................    3,137,941      6,897,800         6,897,800
Property and equipment, net.......................       22,874        178,017           178,017
Deferred financing costs, net.....................           --        125,851           125,851
Other assets......................................        5,661        205,387           205,387
                                                    -----------    -----------       -----------
     Total assets.................................  $ 3,166,476    $ 7,407,055       $ 7,407,055
                                                    ===========    ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable.............................  $   379,378    $   936,291       $   936,291
     Accrued expenses.............................      308,033        622,186           622,186
     Current portion of capital lease
       obligation.................................           --         73,178            73,178
                                                    -----------    -----------       -----------
     Total current liabilities....................      687,411      1,631,655         1,631,655
Promissory notes, net of unamortized discount.....           --      3,945,122         3,945,122
Capital lease obligation, less current portion....           --         40,218            40,218
                                                    -----------    -----------       -----------
Series A convertible redeemable preferred stock:
  $.01 par value; 1,678,286 shares authorized; 0
  and 1,487,843 shares issued and outstanding as
  of January 31, 1998 and February 1, 1999,
  respectively (liquidation preference $5,045,276)
  (Note 7)........................................           --      4,836,387                --
                                                    -----------    -----------       -----------
Commitments and contingencies (Note 11)
Stockholders' equity (deficit):
     Common stock; $.01 par value; 11,500,000
       shares authorized; 7,768,167 and 8,479,727
       shares issued and outstanding and
       10,158,013 pro forma shares issued and
       outstanding, respectively..................       77,682         84,797           101,580
     Additional paid-in capital...................    4,384,301      5,441,012        10,260,616
     Accumulated deficit..........................   (1,982,918)    (8,347,241)       (8,347,241)
     Deferred compensation........................           --       (224,895)         (224,895)
                                                    -----------    -----------       -----------
          Total stockholders' equity (deficit)....    2,479,065     (3,046,327)        1,790,060
                                                    -----------    -----------       -----------
          Total liabilities and stockholders'
            equity (deficit)......................  $ 3,166,476    $ 7,407,055       $ 7,407,055
                                                    ===========    ===========       ===========


      The accompanying notes are an integral part of these balance sheets.

                               ALLOY ONLINE, INC.

                            STATEMENTS OF OPERATIONS


                                                           FOR THE YEARS ENDED JANUARY 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
Net merchandise revenues.............................  $  25,020    $ 1,799,992    $10,085,832
Sponsorship and other revenues.......................         --             --        124,565
                                                       ---------    -----------    -----------
Total revenues.......................................     25,020      1,799,992     10,210,397
Cost of goods sold...................................     16,885      1,050,136      5,486,018
                                                       ---------    -----------    -----------
Gross profit.........................................      8,135        749,856      4,724,379
                                                       ---------    -----------    -----------
Operating expenses:
     Selling and marketing...........................     98,495      1,966,744      9,166,490
     General and administrative......................     27,948        682,090      1,682,839
                                                       ---------    -----------    -----------
Total operating expenses.............................    126,443      2,648,834     10,849,329
                                                       ---------    -----------    -----------
Loss from operations.................................   (118,308)    (1,898,978)    (6,124,950)
Interest income (expense), net.......................         --         34,368       (239,373)
                                                       ---------    -----------    -----------
Net loss.............................................  $(118,308)   $(1,864,610)   $(6,364,323)
                                                       =========    ===========    ===========
Net loss per common share:
  Basic..............................................  $    (.03)   $      (.33)   $      (.75)
                                                       =========    ===========    ===========
  Diluted............................................  $    (.03)   $      (.31)   $      (.72)
                                                       =========    ===========    ===========
Weighted average common shares outstanding:
  Basic..............................................  4,060,800      5,617,577      8,479,727
                                                       =========    ===========    ===========
  Diluted............................................  4,450,353      6,007,130      8,869,280
                                                       =========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                               ALLOY ONLINE, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                      COMMON STOCK
                                   -------------------     ADDITIONAL      ACCUMULATED     DEFERRED
                                    SHARES     AMOUNT    PAID-IN CAPITAL     DEFICIT     COMPENSATION      TOTAL
                                   ---------   -------   ---------------   -----------   ------------   -----------
Balance, January 31, 1996........         --   $    --     $       --      $        --    $      --     $        --
  Issuance of stock to
    Founders.....................  4,060,800    40,608        209,392               --           --         250,000
  Net loss.......................         --        --             --         (118,308)          --        (118,308)
                                   ---------   -------     ----------      -----------    ---------     -----------
Balance, January 31, 1997........  4,060,800    40,608        209,392         (118,308)          --         131,692
  Proceeds from issuance of
    common stock in connection
    with private placements, net
    of issuance costs............  3,707,367    37,074      3,984,909               --           --       4,021,983
  Issuance of options to
    consultant for services
    rendered.....................         --        --        120,000               --           --         120,000
  Issuance of options to
    employees for services
    rendered.....................         --        --         70,000               --           --          70,000
  Net loss.......................         --        --             --       (1,864,610)          --      (1,864,610)
                                   ---------   -------     ----------      -----------    ---------     -----------
Balance, January 31, 1998........  7,768,167    77,682      4,384,301       (1,982,918)          --       2,479,065
  Issuance of shares in
    connection with anti-dilution
    protection included in
    private placement............    711,560     7,115         (7,115)              --           --              --
  Issuance of warrants to holders
    of promissory notes..........         --        --        183,762               --           --         183,762
  Issuance of warrants to
    placement agent..............         --        --          8,545               --           --           8,545
  Issuance of warrants in
    connection with capital
    lease........................         --        --         20,691               --           --          20,691
  Issuance of options to
    consultant for services
    rendered.....................         --        --        547,750               --           --         547,750
  Issuance of options to
    employees for services
    rendered.....................         --        --        310,271               --     (229,680)         80,591
  Amortization of deferred
    compensation.................         --        --             --               --        4,785           4,785
  Accretion of preferred stock
    issuance costs...............         --        --         (7,193)              --           --          (7,193)
  Net loss.......................         --        --             --       (6,364,323)          --      (6,364,323)
                                   ---------   -------     ----------      -----------    ---------     -----------
Balance, January 31, 1999........  8,479,727   $84,797     $5,441,012      $(8,347,241)   $(224,895)    $(3,046,327)
                                   =========   =======     ==========      ===========    =========     ===========


   The accompanying notes are an integral part of these financial statements.

                               ALLOY ONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED JANUARY 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
OPERATING ACTIVITIES:
Net loss.............................................  $(118,308)   $(1,864,610)   $(6,364,323)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation....................................         --          2,084         21,382
     Amortization of financing costs.................         --             --         86,047
     Compensation charge for issuance of options and
       common stock..................................         --        422,000        441,126
     Accrued interest on promissory notes............         --             --        278,068
     Changes in Operating Assets and Liabilities:
          Accounts receivable........................     (2,665)            --       (145,476)
          Inventories, net...........................    (21,951)      (490,054)      (298,348)
          Prepaid catalog costs......................         --       (223,562)      (202,450)
          Other current assets.......................         --        (81,825)        49,150
          Other assets...............................       (175)        (5,486)      (199,726)
          Accounts payable...........................      5,486        380,202        556,913
          Accrued expenses...........................         --        112,387        506,152
                                                       ---------    -----------    -----------
Net cash used in operating activities................   (137,613)    (1,748,864)    (5,271,485)
                                                       ---------    -----------    -----------

INVESTING ACTIVITIES:
Capital expenditures.................................     (3,345)       (21,613)       (14,043)
                                                       ---------    -----------    -----------
Net cash used in investing activities................     (3,345)       (21,613)       (14,043)
                                                       ---------    -----------    -----------

FINANCING ACTIVITIES:
Net proceeds from issuances of common stock..........    160,000      4,071,983             --
Net proceeds from issuance of promissory notes.......         --             --      3,656,737
Net proceeds from issuance of preferred stock........         --             --      2,329,194
Payments of capital lease obligation.................         --             --        (37,668)
                                                       ---------    -----------    -----------
Net cash provided by financing activities............    160,000      4,071,983      5,948,263
                                                       ---------    -----------    -----------

Net increase in cash and cash equivalents............     19,042      2,301,506        662,735

Cash and cash equivalents, beginning of year.........         --         19,042      2,320,548
                                                       ---------    -----------    -----------

Cash and cash equivalents, end of year...............  $  19,042    $ 2,320,548    $ 2,983,283
                                                       =========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITY:
Purchase of computer equipment under capital lease...  $      --    $        --    $   162,482
                                                       =========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               ALLOY ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.  BUSINESS





     Alloy Online, Inc. ("Alloy") (Note 12) was incorporated in the State of Delaware on January 22, 1996 and is a direct marketer of casual apparel and accessories targeting the high growth Generation Y marketplace (10 to 24 year olds). Alloy's revenues are primarily derived from merchandise sales from its print catalog and merchandise and advertising sales from its Internet Website, www.alloy.com. (Note 12). Alloy.com was launched in August 1996 as a community which addresses the diverse concerns, interests, tastes and needs of Generation Y.


     Activities from the date of inception to January 31, 1999 have been directed primarily to developing the Alloy brand through direct marketing efforts to the Generation Y demographic group, growing merchandise sales and advertising revenues, performing administrative functions and raising capital.

     Since inception, Alloy has incurred recurring losses and negative operating cash flow, and has relied primarily on equity and debt financing to fund its operations. As of January 31, 1999, Alloy had cash and cash equivalents of $2,983,283. Subsequent to January 31, 1999, Alloy received an additional $2,500,000 which represents the final installment of the proceeds from the issuance of the Series A Convertible Redeemable Preferred Stock (Note 7). In the opinion of Alloy's management, Alloy has liquidity and sufficient working capital resources to fund its operations through the quarter ended April 30, 2000.

     The success of future operations will be dependent primarily upon Alloy's ability to consistently offer merchandise appealing to its target audience; manage the anticipated growth of its operations; attract, build and retain significant traffic levels on its website; deliver adequate customer service and compete effectively with other companies targeting the Generation Y market.

     Reference is made to the risk factors discussed in this prospectus.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


FISCAL YEAR

     For the purposes of the notes to financial statements, the fiscal year ended January 31, 1997 is referred to as fiscal 1996; the fiscal year ended January 31, 1998 is referred to as fiscal 1997; and the fiscal year ended January 31, 1999 is referred to as fiscal 1998.

REVENUE RECOGNITION

     Merchandise revenues are recognized at the time the products are shipped to customers. Alloy provides an allowance for sales returns in accordance with its return policy and based on historical experience. At January 31, 1998 and 1999, the allowance for sales returns was approximately $15,000 and $57,000, respectively.

     Revenues from sponsorships, advertising and other arrangements are recognized during the period in which the sponsorship or advertisement is displayed, provided that no significant performance obligations remain and collection of the related receivable is probable.

     Alloy is subject to seasonal fluctuations in its merchandise sales and results of operations. Alloy expects its net sales and operating results generally to be lower in the first half of each fiscal year.

                               ALLOY ONLINE, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, Alloy considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Alloy maintains cash balances in excess of federally insured amounts with commercial banks.

     Alloy's credit card processing services agreement requires the maintenance of a reserve balance, against which chargebacks are assessed. At January 31, 1998 and 1999, cash and cash equivalents includes approximately $51,000 and $182,000, respectively, of cash restricted for such purposes.

     No supplemental disclosure of cash flow information is required as it is not applicable for the periods presented.

CREDIT RISK

     Alloy's fulfillment services provider performs credit card authorizations and check verifications of its customers. Credit risk is limited due to the collection of payments in advance or at time of shipment and Alloy's large number of diversified customers.

INVENTORIES

     Inventories, which consist of finished goods, are stated at the lower of cost (first-in, first-out) or market value. At January 31, 1998 and 1999, Alloy has recorded an inventory valuation allowance of approximately $158,000 and $271,000, respectively.

ADVERTISING COSTS

     The cost of advertising is expensed the first time the advertising takes place, except for direct-mail advertising which is capitalized and expensed over its expected period of benefit in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 93-7. Direct-mail advertising consists of catalog production and mailing costs. Catalog costs are capitalized and expensed over the three to four month period from the date the catalogs are mailed. Deferred catalog costs as of January 31, 1998 and 1999 were approximately $224,000 and $426,000, respectively. Catalog costs expensed for the years ended January 31, 1997, 1998 and 1999 were approximately $53,000, $845,000 and $4,836,000, respectively, and are included within selling and marketing expenses in the accompanying statements of operations.

INTERNALLY CAPITALIZED SOFTWARE COSTS


     Alloy has adopted the provisions of SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use", which requires the capitalization of internal and external costs incurred to develop or obtain internal-use computer software under certain circumstances. Alloy has expensed all internal and external costs relating to its internet activities, which includes the development of its initial Web-based e-mail service that Alloy abandoned and replaced because it did not meet its

                               ALLOY ONLINE, INC.

intended use. The Company now utilizes the services of a third-party service provider on a revenue sharing basis.


DEFERRED FINANCING COSTS

     Legal and financing costs incurred in connection with Alloy's issuance of promissory notes in fiscal 1998 (Note 6) have been deferred and are being amortized over the expected term of the notes.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment under capital lease......................  Life of the lease
Computer equipment..........................................  5 Years
Office furniture and equipment..............................  10 Years

LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," Alloy periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset as measured by the future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeds the underlying fair value of the assets. Alloy has performed a review of its long-lived assets and has determined that no impairment of the respective carrying values has occurred as of January 31, 1999.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," allows companies to account for stock-based compensation either under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. Alloy has elected to account for its stock-based compensation in accordance with the provisions of APB 25 and has provided the disclosures required under SFAS No. 123 in Note 8.

INCOME TAXES

     Alloy accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Differences between assets and liabilities for financial statement and tax return purposes are principally related to inventories, accruals and deferred compensation.

                               ALLOY ONLINE, INC.

     The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation as defined in the Internal Revenue Code. Due to the change in our ownership interests contemplated by this offering, future utilization of our net operating loss carryforwards will be affected by limitations or annual restrictions.


NET LOSS PER SHARE

     Alloy has adopted SFAS No. 128, "Earnings Per Share," which established new standards for computing and presenting net income per share information. Basic and diluted loss per share is also computed pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"). SAB 98 requires that all equity instruments issued at nominal prices prior to the effective date of an initial public offering be included in the calculation of basic and diluted loss per share as if they were outstanding for all periods presented whether or not the impact is dilutive. Basic net loss per share was determined by dividing net loss by the weighted average number of common shares outstanding during each period. Diluted net loss per share includes stock options issued at nominal prices and excludes the impact of the conversion of convertible preferred stock and the exercise of outstanding warrants as the inclusion of these instruments would be anti-dilutive. A reconciliation of the net loss available for common stockholders and the number of shares used in computing basic and diluted net loss per share is provided in Note 10.

RECENT ACCOUNTING PRONOUNCEMENTS

     In the quarter ended April 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. The adoption of SFAS No. 130 did not have an effect on Alloy's financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Reportable operating segments are determined based on the management approach, as defined by SFAS No. 131. The management approach is based on the way that the chief operating decision maker organizes the segments within an enterprise for making operating decisions and assessing performance. Alloy currently operates under two segments, merchandise revenues and sponsorship and other revenues. No segment disclosure has been provided for the periods presented due to the fact the Company was primarily operating under one segment (e.g. sponsorship and other revenues only accounted for approximately 1% of total revenues in fiscal 1998).

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Alloy currently does not use derivatives and therefore this new pronouncement is not applicable.

     The FASB is currently addressing significant current practices relating to accounting for stock-based compensation awards under APB 25. The FASB is also addressing the accounting for the repricing of stock options. Tentatively, the FASB has decided that awards to non-employee directors would be charged to operations based upon the fair value of the award.

                               ALLOY ONLINE, INC.

3.  OTHER CURRENT ASSETS


     At January 31, 1998 and 1999, other current assets consists of the following:

                                                                1998        1999
                                                              --------    --------
Prepaid catalog costs.......................................  $223,562    $426,012
Other.......................................................    81,825      32,675
                                                              --------    --------
                                                              $305,387    $458,687
                                                              ========    ========


4.  PROPERTY AND EQUIPMENT


     At January 31, 1998 and 1999, property and equipment consists of the following:

                                                               1998        1999
                                                              -------    --------
Computer equipment under capital lease......................  $    --    $162,482
Computer equipment..........................................   16,711      21,999
Office furniture and equipment..............................    8,247      17,001
                                                              -------    --------
                                                               24,958     201,482
Less: accumulated depreciation..............................    2,084      23,465
                                                              -------    --------
                                                              $22,874    $178,017
                                                              =======    ========


5.  ACCRUED EXPENSES


     At January 31, 1998 and 1999, accrued expenses consists of the following:

                                                                1998        1999
                                                              --------    --------
Professional fees...........................................  $ 15,000    $200,000
Accrued consulting fees.....................................   192,000          --
Accrued salaries -- officers................................    25,000     140,000
Other.......................................................    76,033     282,186
                                                              --------    --------
                                                              $308,033    $622,186
                                                              ========    ========


6.  PROMISSORY NOTES



     In May 1998, Alloy issued $3,810,000 of promissory notes together with warrants to purchase an aggregate of 480,682 shares of common stock. In connection with the issuance of the notes, Alloy paid legal and financing costs of approximately $153,000 and issued warrants to the placement agent to purchase 25,299 shares of common stock. The notes bear interest at 10% per annum compounded quarterly and are payable in full on the earlier of (i) May 31, 2001,
(ii) the closing of an initial public offering or (iii) the occurrence of certain other significant events, as defined. Interest is payable upon maturity of the notes. As of January 31, 1999, Alloy has recorded accrued interest payable of $278,000. The warrants issued in connection with the notes carry certain anti-dilution provisions. The warrants are exercisable until May 12, 2001 and had an initial exercise price of $5.47 per share. In accordance with the anti-dilution provision in the agreement, the exercise price of the warrants was reduced to $5.04 per share as a result of the issuance of the Series A Convertible Redeemable Preferred Stock (Note 7) in November 1998. The impact of such revaluation was an increase to the debt discount in the amount of approximately $40,000.


     Alloy evaluated the fair value of the warrants issued based upon the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of

                               ALLOY ONLINE, INC.

5.25% and expected lives of 3 years. The fair value of the warrants issued to the holders of the notes of approximately $184,000 has been recorded as notes discount. The fair value of the warrants issued to the placement agent, valued at approximately $9,000, has been recorded as deferred financing costs. The notes discount of $184,000 and total deferred financing costs of $162,000 are being amortized as a component of interest expense over the term of the notes. Amortization of notes discount and deferred financing costs recorded in fiscal 1998 was approximately $41,000 and $36,000, respectively.


7.  SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK



     In November 1998, Alloy entered into an agreement to issue 1,678,286 shares of its Series A Convertible Redeemable Preferred Stock (the "Preferred Stock") to investors for approximately $5,045,000. Alloy paid issuance costs of approximately $216,000, which has been recorded as a reduction of the carrying value of the Preferred Stock and is being accreted over the expected period to redemption of five years. Accretion of the issuance costs of approximately $7,000 was recorded in fiscal 1998. The issuance of the Preferred Stock occurred in two installments in November 1998 and February 1999. Alloy received payment of the second installment of $2,500,000 on February 1, 1999 and therefore has classified this amount as a stock subscription receivable within current assets in the accompanying balance sheets.


     Each holder of Preferred Stock is entitled to vote on all matters as if their shares were converted to voting common stock on a one-for-one basis. All holders of the Preferred Stock have the right to convert into common stock. All outstanding shares of Preferred Stock have an automatic conversion feature into common stock upon the consummation of a firm commitment underwritten public offering of at least $15 million with a valuation of Alloy greater than $75 million. The conversion ratio is initially on a one-for-one basis, however, the conversion price is subject to adjustment based on the issuance price of equity securities subsequently issued by Alloy and certain other diluting issues as discussed in Alloy's Restated Certificate of Incorporation.


     The Preferred Stock is redeemable at the election of at least 75% of the Preferred Stock holders in two equal installments, if notice is provided to Alloy on or after December 24, 2003. The redemption price per share is an amount equal to the fair market value of the Preferred Stock, as defined, or $3.01 per share plus a further amount per share equal to any declared but unpaid dividends. If Alloy's funds legally available for redemption of the Preferred Stock are insufficient to redeem the total number of outstanding shares of Preferred Stock on the redemption date, the holders of the Preferred Stock shall share ratably in any funds legally available for redemption of such shares. Interest shall accrue at the rate of 10% per annum on any unpaid amounts.



     In the event of either a voluntary or involuntary liquidation, dissolution or winding up of Alloy, the holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of Alloy's assets to holders of Alloy's common stock, $3.01 per share (or as adjusted based upon the provisions in the agreement) plus declared and unpaid dividends.



8.  STOCKHOLDERS' EQUITY



COMMON STOCK


     Change in Par Value and Authorized Number of Shares

     In June 1997, Alloy amended its Certificate of Incorporation to authorize 15,000,000 shares of common stock from 1,500 and to change the par value from no par value per share to $.01 par value per share. In November 1998, Alloy amended its Certificate of Incorporation to reduce the number of the authorized shares of common stock from 15,000,000 to 11,500,000.

                               ALLOY ONLINE, INC.

     Stock Split

     Effective June 1997, Alloy authorized a 4,000-for-1 stock split of common shares. All share and per share information included in these financial statements has been adjusted to retroactively reflect the stock split.

     Private Placements


     In June 1997, Alloy issued 2,732,219 shares of its common stock in a private placement receiving net proceeds of $2,347,880 (after issuance expenses of approximately $17,000). These stockholders each received one warrant with the shares of stock they purchased which entitled the holders to dilution protection in the event of a future sale of the Company's equity securities.



     In January 1998, Alloy issued 975,148 additional shares of its common stock in a second private placement receiving net proceeds of $1,674,103 (after issuance expenses of approximately $12,000). The second private placement, together with the issuance of employee and consultant options and lessor warrants, resulted in Alloy issuing 711,560 additional shares to the stockholders who participated in the June 1997 private placement in accordance with the dilution protection warrants which expired on June 30, 1998.



STOCK OPTIONS



     In 1997, Alloy's Board of Directors adopted a Stock Option Plan (the "Plan"). The Plan, as amended, authorizes the granting of options, the exercise of which would allow up to an aggregate of 982,885 shares of Alloy's common stock to be acquired by the holders of the options. The options can take the form of Incentive Stock Options ("ISOs") or Non-qualified Stock Options ("NQSOs"). Options may be granted to employees, directors and consultants. ISOs and NQSOs are granted in terms not to exceed ten years and become exercisable as specified when the option is granted. Options may be exercised in whole or in part. Vesting terms of the options range from immediately vesting to a ratable vesting period of four years.


     The exercise price of the ISOs must be at least equal to 100% of the fair market price of Alloy's common stock on the date of grant. In the case of a plan participant who owns directly or by reason of the applicable attribution rules in Section 424(d) of the United States Internal Revenue Code of 1986, as amended, more than 10% of the total combined voting power of all classes of stock of Alloy, the exercise price shall not be less than 110% of the fair market value on the date of grant. ISOs must be exercised within five to ten years from the date of grant depending on the participant's ownership in Alloy. The exercise price of all NQSO's granted under the Plan shall be determined by Alloy's Board of Directors at the time of grant.

                               ALLOY ONLINE, INC.

     Following is a summary of Alloy's stock option activity:


                                                           FOR THE YEARS ENDED JANUARY 31,
                                          ------------------------------------------------------------------
                                                 1997                   1998                    1999
                                          -------------------    -------------------    --------------------
                                                     WEIGHTED               WEIGHTED                WEIGHTED
                                                     AVERAGE                AVERAGE                 AVERAGE
                                                     EXERCISE               EXERCISE                EXERCISE
                                          SHARES      PRICE      SHARES      PRICE       SHARES      PRICE
                                          -------    --------    -------    --------    --------    --------
Outstanding, beginning of year..........       --      $ --           --      $ --       183,705      $.26
Options granted.........................       --        --      183,705       .26       392,148       .67
Options exercised.......................       --        --           --        --            --        --
Options canceled or expired.............       --        --           --        --      (186,300)     (.27)
                                          -------      ----      -------      ----      --------      ----
Outstanding, end of year................       --      $ --      183,705      $.26       389,553      $.67
                                          =======      ====      =======      ====      ========      ====
Exercisable, end of year................       --      $ --      183,705      $.26       362,481      $.67
                                          =======      ====      =======      ====      ========      ====



     The options outstanding at January 31, 1999 range in price from $.36 per share to $1.37 per share and have a weighted average remaining contractual life of 9.47 years.


     Alloy entered into option agreements with certain of its employees that require Alloy to pay the full exercise price of their options. Alloy has valued the options granted under these agreements using the fair value of the common stock at the date of grant. Alloy recorded compensation expense of approximately $0, $70,000 and $81,000 for the years ended January 31, 1997, 1998 and 1999, respectively, in connection with the granting of these options.

     Alloy applies APB 25 in accounting for options issued under the Plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. Pro forma disclosure of the impact of applying the provisions of SFAS No. 123 is not required due to the fact that Alloy charged compensation expense equal to the fair value of the common stock at the date of grant for primarily all of the stock options issued. Therefore, net loss and per share information is the same under APB 25 and SFAS No. 123.


     The weighted average fair value of the options granted during 1998 and 1999 was estimated at $1.04 and $2.77, respectively, as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of 5.25% and expected lives of 5 years.


     Consultant Option Agreement


     In fiscal 1997, Alloy entered into an agreement granting 138,633 options to a consultant for services rendered. Under the terms of the agreement, Alloy was obligated to pay the full exercise price of the options and reimburse the individual for certain taxes resulting from the exercise of such options. This agreement resulted in Alloy charging approximately $312,000 of compensation expense equal to the fair market value of the options at the date of grant and related taxes.



     In fiscal 1998, Alloy entered into a new agreement with the consultant that voided and nullified the original agreement and canceled the then outstanding options. The new agreement provided that Alloy grant to the consultant an option to purchase 282,000 shares of common stock at an exercise price of $.71 per share and pay to the consultant the full exercise price of his option. This option is fully exercisable from the date of grant and expires ten years after the date of grant. Alloy has valued the option granted to the consultant using the fair value of the common stock at the date of grant. This agreement and the nullification of the original agreement resulted in Alloy charging additional compensation expense of approximately $356,000 for the year ended January 31, 1999.

                               ALLOY ONLINE, INC.

     The consultant provided the Company with services in connection with the development of strategic plans for human resources and market development. This non-employee was the only shareholder who rendered services to the Company and received compensation in the form of equity rights. Although there is no formal agreement between the parties, these services have been provided from time-to-time. There is no formal or informal commitment for the consultant to provide additional services to the Company in the future.



WARRANTS




     The following table summarizes all common stock and preferred stock warrant activity:


                                                        FOR THE YEARS ENDED JANUARY 31,
                                                        --------------------------------
                                                          1997        1998        1999
                                                        --------    --------    --------
Outstanding, beginning of year........................       --          --          --
  Warrants issued.....................................       --          --     517,261
  Warrants exercised..................................       --          --          --
                                                        -------     -------     -------
Outstanding, end of year..............................       --          --     517,261
                                                        =======     =======     =======



     The weighted average fair value of the warrants granted during fiscal 1998 was estimated at $0.38, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of 5.25% and expected lives of 3 years.



     In connection with the execution of a capital lease for computer equipment, Alloy issued a warrant to purchase 11,280 shares of common stock at an exercise price of $2.66 per share. The warrants are exercisable at the earlier of June 30, 2003 or the closing of an initial public offering. Alloy recorded prepaid interest, in the amount of $21,000, based on the fair value of the warrant and is amortizing such amount over the life of the capital lease obligation.


     Shares Reserved for Future Issuance:

     At January 31, 1999, shares reserved for future issuance are as follows:


Series A Convertible Redeemable Preferred Stock.............   1,678,286
Stock Option Plan...........................................     982,885
Warrants....................................................     517,261
                                                              ----------
                                                               3,178,432
                                                              ==========



     Subsequent Activity



     Subsequent to January 31, 1999, the following transactions relating to stock options and warrants occurred (1) the Company granted 780,160 options to employees having a weighted average exercise price of $9.87, including options with an assumed exercise price equal to the pending initial public offering price, currently projected to be $11.00, and (2) 362,481 options were exercised having a weighted average exercise price of $.68. In addition, it is expected that 11,280 of previously issued warrants will be exercised at $2.66 upon consummation of the Company's initial public offering.

                               ALLOY ONLINE, INC.

9.  INCOME TAXES


     At January 31, 1998 and 1999, net deferred tax assets consist of the following:

                                                               1998          1999
                                                             ---------    -----------
Deferred Tax Assets:
  Net operating loss carryforwards.........................  $ 360,991    $ 2,802,398
  Deferred compensation....................................    168,080        362,175
  Accruals.................................................         --        113,783
  Inventories..............................................     69,250        119,240
                                                             ---------    -----------
                                                               598,321      3,397,596
Less: valuation allowance..................................   (598,321)    (3,397,596)
                                                             ---------    -----------
  Net deferred tax assets..................................  $      --    $        --
                                                             =========    ===========

     Alloy has recorded a valuation allowance to fully reserve for the deferred tax benefit attributable to its temporary differences and its net operating loss carryforwards due to the uncertainty as to their ultimate realizability.

     The provision for income taxes differed from the amount computed by applying the U.S. federal statutory rate to the loss before income taxes due to the effects of the following:

                                                              1997    1998    1999
                                                              ----    ----    ----
Expected tax benefit at federal statutory rate..............  (34%)   (34%)   (34%)
Future state benefit, net of federal benefit................  (10%)   (10%)   (10%)
Non-deductible expenses and other...........................    --      --      --
Increase in valuation allowance.............................   44%     44%     44%
                                                              ----    ----    ----
                                                                0%      0%      0%
                                                              ====    ====    ====

     Alloy was an S Corporation for income tax purposes through October 31, 1997. On November 1, 1997, Alloy elected to be taxed as a C Corporation. The income tax benefit represents the estimated benefit that would have been reported had Alloy filed its tax return as a taxable C corporation for all periods presented.

     At January 31, 1999, Alloy had net operating loss carryforwards aggregating approximately $6,369,000, which may be applied against future years' income with expiration dates through 2019. As a result of the provisions of Internal Revenue Code Section 382, a significant portion of these net operating loss carryforwards may be subject to limitation on future utilization.


     The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation as defined in the Internal Revenue Code. Due to the change in our ownership interests contemplated by this offering, future utilization of our net operating loss carryforwards will be affected by limitations or annual restrictions.

                               ALLOY ONLINE, INC.

10.  NET LOSS PER SHARE


     The following table sets forth the computation of basic and diluted net loss per share:


                                                                     JANUARY 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
Numerator:
     Net loss........................................  $(118,308)   $(1,864,610)   $(6,364,323)
     Accretion of preferred stock....................         --             --         (7,193)
                                                       ---------    -----------    -----------
     Net loss available to common stockholders.......  $(118,308)   $(1,864,610)   $(6,371,516)
                                                       =========    ===========    ===========
Denominator:
     Basic weighted average shares outstanding.......  4,060,800      5,617,577      8,479,727
     Nominal issuances of stock options..............    389,553        389,553        389,553
                                                       ---------    -----------    -----------
     Diluted weighted average shares outstanding.....  4,450,353      6,007,130      8,869,280
                                                       =========    ===========    ===========
Basic net loss per share.............................  $    (.03)   $      (.33)   $      (.75)
                                                       =========    ===========    ===========
Diluted net loss per share...........................  $    (.03)   $      (.31)   $      (.72)
                                                       =========    ===========    ===========


     The following equity instruments were not included in the diluted net loss per share calculation as their effect would be anti-dilutive:


                                                        1997       1998        1999
                                                       -------    -------    ---------
Series A Convertible Redeemable Preferred stock......       --         --    1,678,286
Warrants.............................................       --         --      517,261


11.  COMMITMENTS AND CONTINGENCIES

LEASES

     Alloy leases office space and certain computer equipment under noncancellable leases expiring through fiscal 2001. As of January 31, 1999, future net minimum lease payments were as follows:

                                                              CAPITAL     OPERATING
                        FISCAL YEAR                            LEASE        LEASE
                        -----------                           --------    ---------
1999........................................................  $ 73,178    $ 82,500
2000........................................................    50,341      90,200
2001........................................................     1,295      93,800
                                                              --------    --------
Total minimum lease payments................................   124,814    $266,500
                                                                          ========
Less: amounts representing interest.........................   (11,418)
                                                              --------
Present value of net minimum lease payments.................   113,396
Current portion.............................................    73,178
                                                              --------
Long-term...................................................  $ 40,218
                                                              ========

     Rent expense was approximately $0, $8,000, and $33,000 for the years ended January 31, 1997, 1998 and 1999, respectively, under noncancellable operating leases.

                               ALLOY ONLINE, INC.

ORDERING, FULFILLMENT AND CUSTOMER SERVICE

     In July 1997, Alloy entered into an agreement with Harrison Fulfillment Services ("HFS"), a third party service organization, whereby HFS provides Alloy with a comprehensive call center and order fulfillment services in support of Alloy's direct marketing operations. All aspects relating to fulfillment of customer orders are handled by HFS including receipt and processing of customer orders, shipment of merchandise to customers and customer service.

     In consideration for performance of the services provided by HFS during the contract term, Alloy paid HFS an initial start-up fee and is charged on a fee for service basis. On October 9, 1998, the original agreement was amended to permit a reduction in the fee for service charges. The agreement provides that if Alloy exits the agreement prior to the termination date (July 31, 2003), Alloy will be required to make a termination payment to HFS equal to the unamortized amount of the contract savings as defined in the amendment. Alloy's management currently has no intention of exiting the agreement prior to its termination date.

SALES TAX

     Alloy does not collect sales or other similar taxes in respect of shipments of goods into most states. However, various states or foreign countries may seek to impose sales tax obligations on Alloy. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. The United States Congress has passed legislation limiting for three years the ability of the states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on e-commerce. A successful assertion by one or more states that Alloy should have collected or be collecting sales taxes on the sale of products could have a material and adverse effect on Alloy's operations.


12.  SUBSEQUENT EVENTS


PURCHASE OF DOMAIN NAME

     In February 1999, Alloy acquired the rights to the domain name alloy.com, including the registration of the domain name with Network Solutions, Inc. and the rights to register and use the domain name in jurisdictions other than the United States of America, from the previous holder of these rights in exchange for $125,000.

PURCHASE OF CUSTOMER LIST

     In February 1999, Alloy purchased on a non-exclusive basis a mailing list of names and addresses of potential customers for $125,000.

CHANGE OF COMPANY NAME


     On March 4, 1999 the Board of Directors elected to change the name of the Company from Alloy Designs, Inc. to Alloy Online, Inc.



13.  PROPOSED INITIAL PUBLIC OFFERING



     During March 1999, the Board of Directors authorized Alloy to file a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. Upon the closing of the offering, Alloy intends to effect a 1.128 for 1 common stock split. Additionally, Alloy's stock option plan was amended to provide for the issuance of up to 4,000,000 options.

                               ALLOY ONLINE, INC.

     In connection with the above, Alloy intends to amend and restate its Certificate of Incorporation such that it will have the authority to issue an aggregate of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. All references to common shares and per common share, except for references to authorized common shares, in the financial statements have been restated to give effect to the common split discussed herein.



14.  PRO FORMA BALANCE SHEET (UNAUDITED)



     The pro forma balance sheet as of January 31, 1999 reflects the conversion of Alloy's Series A Convertible Redeemable Preferred Stock into 1,678,286 shares of common stock, which conversion will occur upon the consummation of the Initial Public Offering.

[Alloy Online]


[Graphic depiction of Alloy Web Pages]


Alloy Homepage


Alloy Shop


Today in Alloy


Alloy Connect


Win Prizes at Alloy


Alloy Catalog

                         [ALLOY ONLINE CORPORATE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


UNDERWRITER                                                       AMOUNT
-----------                                                       ------
SEC Registration Fee........................................    $   14,456
Nasdaq National Market Listing Fee..........................        90,500
NASD Fee....................................................         5,100
Printing and engraving fees.................................       250,000
Registrant's counsel fees and expenses......................       700,000
Accounting fees and expenses................................       300,000
Blue Sky expenses and counsel fees..........................         5,000
Transfer agent and registrar fees...........................         2,000
Miscellaneous...............................................         2,944
                                                                ----------
                                                                 1,370,000


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Our restated certificate of incorporation (the "Charter") provides that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of that person. Any expenses, including attorneys' fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of the indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that the indemnitee is not entitled to be indemnified for his or her expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our chief executive officer, enter into indemnification agreements with directors or officers.



     Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding, if the person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that the person had no reasonable cause to believe his or her conduct was unlawful, except that, if the action shall be in the right of the corporation, this indemnification shall not be provided as to any claim, issue or matter as to which the person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which the suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for these expenses that the court shall deem proper.

     The Charter, which will be filed prior to the completion of our initial public offering of securities, contains a provision to limit the personal liability of our directors to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended. In addition, the Restated bylaws, which will become effective prior to the completion of the offering of securities, provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by us or in our right, by reason of the fact that he is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. See Exhibit 3.1, "Restated Certificate of Incorporation of Alloy."



     As permitted by the DGCL, the Charter, which will be filed prior to the completion of the offering, provides that, subject to limited exceptions, none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of dividends on or redemption or repurchase of our capital stock or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to limit our ability and our stockholders' ability through stockholder derivative suits on our behalf to recover monetary damages against a director for the breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent conduct. In addition, the Charter and Restated bylaws provide that we shall, to the fullest extent permitted by the DGCL, indemnify all of our directors and officers and that we may, to the extent permitted by the DGCL, indemnify our employees and agents.



     We have agreed to indemnify the underwriters against various liabilities, including civil liabilities under the Securities Act.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants granted by the registrant since March 1996. Also included is the consideration, if any, received by the registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.


     In September 1996, the registrant issued 1,353,600 shares of common stock at a purchase price of $0.125 per share to Samuel A. Gradess, Chief Financial Officer and a Director of the registrant, for total consideration of $150,000.



     In June 1997, the registrant issued and sold a total of 2,732,219 shares of common stock in a private placement to 36 investors at a price of $0.87 per share for gross consideration of $2,365,000. Purchasers in this offering also received warrants to purchase additional shares of common stock for nominal consideration that provided the purchasers with dilution protection in the event of specified future sales of equity securities by the registrant. These warrants were exercised in July 1998 and, in accordance with their terms, a total of 711,560 additional shares of common stock were issued to the purchasers upon such exercise.



     In June 1997, the registrant's 1997 Employee, Director and Consultant Stock Option Plan was approved and adopted by the Board of Directors and the stockholders of the registrant. In November 1998, and again in April 1999, the Board of Directors and the stockholders of the registrant approved and adopted amendments to the plan that increased the total number of shares of common stock for which options may be granted under it. Since June 1997, options to purchase a total of 1,169,713 shares of common stock have been granted. As of March 5, 1999, 362,481 of these options had been exercised.

     In January 1998, the registrant issued and sold a total of 975,148 shares of common stock in a private placement to 19 investors at a price of $1.73 per share for gross consideration of $1,688,500.



     In March 1998, the registrant issued a warrant to purchase 11,280 shares of common stock with an exercise price of $2.66 per share to Mr. Ronald Demer. The warrant was issued in connection with a lease financing agreement. As of March 5, 1999 the warrant had not been exercised. Mr. Demer has indicated that he will exercise these warrants upon completion of the offering.



     In May 1998, the registrant issued warrants to purchase a total of 480,682 shares of common stock in connection with a private placement of promissory notes to 31 investors. The warrants had an initial exercise price of $5.465 per share. The exercise price was reduced to $5.035 per share following the issue and sale of shares of Series A convertible preferred stock in November 1998 and February 1999. The registrant issued an additional warrant to purchase 25,299 shares of common stock to Ladenburg Thalmann & Co. Inc., as a portion of the consideration for its services as placement agent for this offering of notes and warrants. This warrant contained substantially the same terms as the warrants issued to the purchasers. All of the warrants described in this paragraph are outstanding and none have been exercised.



     In November 1998 and February 1999 the registrant issued and sold a total of 1,487,843 shares of Series A convertible preferred stock in a private placement to two investors at a price of $3.391 per share for gross consideration of $5,045,275.


ITEM 17.  UNDERTAKINGS


     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in the names required by the underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.


     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
--------                      ----------------------
   *1.1    Form of Underwriting Agreement
   *3.1    Restated Certificate of Incorporation of the Registrant
   *3.2    Restated Bylaws of the Registrant
   *4.1    Form of Common Stock Certificate
   *4.2    See Exhibits 3.1 and 3.2 for provisions of the Restated
           Certificate of Incorporation and Restated Bylaws of the
           Registrant defining the rights of holders of common stock of the Registrant
    5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C. with respect to the legality of securities being
           registered
 **10.1    Agreement of Lease, dated March 1999, between One Fifteen
           West Assoc., L.P. and the Registrant
   10.2    Restated 1997 Employee, Director and Consultant Stock Option
           Plan
+**10.3    Fulfillment Services Agreement, dated July 23, 1997, by and between Harrison Fulfillment Services, Inc. and the
           Registrant
+**10.4    Amendment to Fulfillment Services Agreement, dated September
           1, 1997, by and between Harrison Fulfillment Services, Inc.
           and the Registrant
+**10.5    Second Amendment to Fulfillment Services Agreement, dated
           October 9, 1998, by and between Harrison Fulfillment
           Services, Inc. and the Registrant
+**10.6    Agreement, dated June 19, 1998, between iName, a Division of
           GlobeComm, Inc., and the Registrant
+**10.7    Services Agreement, dated February 9, 1999, between OneSoft
           Corporation and the Registrant
+**10.8    Mailing List Purchase Agreement, dated February 22, 1999,
           between Just Nikki, Inc. and the Registrant
+**10.9    Standard Merchant Terms and Insertion Order, dated November
           18, 1998 between Yahoo! Shopping and the Registrant
+**10.10   Top Tier E-Sales Agreement Form, dated December 9, 1998,
           between Catalog City and the Registrant
+**10.11   Agreement, dated March 8, 1999, between Internet Fashion
           Mall, LLC and the Registrant
+**10.12   Memorandum of Understanding, dated January 28, 1999, between
           Primedia Consumer Marketing and the Registrant
 +*10.13   Memorandum of Understanding between Elektra Entertainment
           Group and the Registrant
   10.14   [Intentionally Blank]
 **10.15   Stockholders and Voting Agreement, dated as of June 30,
           1997, among the stockholders named on Schedule I thereto and
           Samuel A. Gradess, James K. Johnson, Jr. and Matthew Diamond
 **10.16   Amendment No. 1, dated August 25, 1997, to Stockholders and
           Voting Agreement, dated June 30, 1997
 **10.17   Stockholders Agreement, dated November 24, 1998, among the stockholders named on Schedule I thereto and Samuel A.
           Gradess, James K. Johnson, Jr. and Matthew Diamond
   10.18   Employment Agreement, dated April 19, 1999, between Matthew
           C. Diamond and the Registrant
   10.19   Employment Agreement, dated April 19, 1999, between James K.
           Johnson, Jr. and the Registrant
   10.20   Employment Agreement, dated April 19, 1999, between Samuel
           A. Gradess and the Registrant
 **10.21   Employment letter, dated February 22, 1999, between Neil
           Vogel and the Registrant
 **10.22   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between Matthew C. Diamond and the
           Registrant

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
--------                      ----------------------
 **10.23   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between James K. Johnson, Jr. and the
           Registrant
 **10.24   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between Samuel A. Gradess and the
           Registrant
 **10.25   Non-Competition and Confidentiality Agreement, dated
           February 22, 1999, between Neil Vogel and the Registrant
 **10.26   Master Equipment Lease Agreement, dated March 11, 1998,
           between Ronald Demer and the Registrant
+**10.27   Agreement, dated April 6, 1998, between Ladenburg Thalmann &
           Co. Inc. and the Registrant
+**10.28   Agreement, dated October 12, 1998, between Ladenburg
           Thalmann & Co. Inc. and the Registrant
   10.29   [Intentionally Blank]
   10.30   [Intentionally Blank]
 **10.31   Letter Agreement, dated August 14, 1998, between Robert E.
           Kerson and the Registrant
   10.32   Form of Non-Qualified Stock Option Agreement
   10.33   Form of Incentive Stock Option Agreement
 **10.34   Form of 1997 Stock and Warrant Subscription Agreement
 **10.35   Form of May 1998 Subscription Agreement between the
           Registrant and each of Peter Graham, Peter M. Graham
           Purchase Money Plan, Neil Vogel and Ladenburg Thalmann & Co.
           Inc.
 **10.36   Form of May 1998 Promissory Note issued by the Registrant to
           Peter Graham, Peter M. Graham Purchase Money Plan, and Neil
           Vogel
 **10.37   Form of Warrant, dated May 13, 1998, issued to Ladenburg
           Thalmann & Co. Inc., Peter Graham, Peter M. Graham Purchase
           Money Plan and Neil Vogel
 **10.38   Series A Convertible Preferred Stock Purchase Agreement,
           dated November 24, 1998, between Brand Equity Ventures I,
           L.P. and the Registrant
 **10.39   Registration Rights Agreement, dated November 24, 1998, by and among Brand Equity Ventures I, L.P., J. Edward Diamond and the Registrant
 **10.40   Flexible Standardized 401(k) Profit Sharing Plan Adoption
           Agreement
   10.41   1999 Employee Stock Purchase Plan
   10.42   Form of Incentive Stock Option Agreement between the
           Registrant and Neil Vogel
   10.43   Form of Non-Qualified Stock Option Agreement between the
           Registrant and Neil Vogel
   23.1    Consent of Arthur Andersen LLP
   23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C. (see Exhibit 5.1)
 **24.1    Powers of Attorney
 **27.1    Financial Data Schedule


------------
 * To be filed by amendment.

** Previously filed with the SEC.

 + Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the SEC.

(B) FINANCIAL STATEMENT SCHEDULES

     Financial Statements Schedules are omitted because the information is included in the Financial Statements or notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 22, 1999.


                                          ALLOY ONLINE, INC.


                                          By: /s/ JAMES K. JOHNSON, JR.

                                            ------------------------------------

                                              James K. Johnson, Jr.


                                              Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----

                       *                          Chief Executive Officer, Treasurer     April 22, 1999
------------------------------------------------    and Director (principal executive
               Matthew C. Diamond                   officer)

           /s/ JAMES K. JOHNSON, JR.              Chief Operating Officer, President     April 22, 1999
------------------------------------------------    and Director
             James K. Johnson, Jr.

                       *                          Chief Financial Officer, Secretary     April 22, 1999
------------------------------------------------    and Director (principal financial
               Samuel A. Gradess                    and accounting officer)

                       *                          Director                               April 22, 1999
------------------------------------------------
                Peter M. Graham

                       *                          Director                               April 22, 1999
------------------------------------------------
                 David Yarnell



* By executing his name hereto, James K. Johnson, Jr. is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By: /s/ JAMES K. JOHNSON, JR.

    ----------------------------------

    James K. Johnson, Jr.


    (Attorney-in-Fact)

                                  SCHEDULE II
                               ALLOY ONLINE, INC.


                       VALUATION AND QUALIFYING ACCOUNTS



                                             BALANCE AT      CHARGED                    BALANCE AT
                                            BEGINNING OF        TO                      THE END OF
              DESCRIPTION                      PERIOD        EXPENSE      DEDUCTIONS      PERIOD
              -----------                   ------------    ----------    ----------    -----------
Reserve for sales returns and
  allowances:
     January 31, 1997...................      $    --               --            --           --
                                              =======       ==========    ==========      =======
     January 31, 1998...................      $    --       $  193,898    $  178,898      $15,000
                                              =======       ==========    ==========      =======
     January 31, 1999...................      $15,000       $1,096,341    $1,054,535      $56,806
                                              =======       ==========    ==========      =======

                                 EXHIBIT INDEX



                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
 NUMBER                       DESCRIPTION OF EXHIBIT                           PAGE
--------                      ----------------------                       ------------
   *1.1    Form of Underwriting Agreement
   *3.1    Restated Certificate of Incorporation of the Registrant
   *3.2    Restated Bylaws of the Registrant
   *4.1    Form of Common Stock Certificate
   *4.2    See Exhibits 3.1 and 3.2 for provisions of the Restated
           Certificate of Incorporation and Restated Bylaws of the
           Registrant defining the rights of holders of common stock of the Registrant
    5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C. with respect to the legality of securities being
           registered
 **10.1    Agreement of Lease, dated March 1999, between One Fifteen
           West Assoc., L.P. and the Registrant
   10.2    Restated 1997 Employee, Director and Consultant Stock Option
           Plan
+**10.3    Fulfillment Services Agreement, dated July 23, 1997, by and between Harrison Fulfillment Services, Inc. and the
           Registrant
+**10.4    Amendment to Fulfillment Services Agreement, dated September
           1, 1997, by and between Harrison Fulfillment Services, Inc.
           and the Registrant
+**10.5    Second Amendment to Fulfillment Services Agreement, dated
           October 9, 1998, by and between Harrison Fulfillment
           Services, Inc. and the Registrant
+**10.6    Agreement, dated June 19, 1998, between iName, a Division of
           GlobeComm, Inc., and the Registrant
+**10.7    Services Agreement, dated February 9, 1999, between OneSoft
           Corporation and the Registrant
+**10.8    Mailing List Purchase Agreement, dated February 22, 1999,
           between Just Nikki, Inc. and the Registrant
+**10.9    Standard Merchant Terms and Insertion Order, dated November
           18, 1998 between Yahoo! Shopping and the Registrant
+**10.10   Top Tier E-Sales Agreement Form, dated December 9, 1998,
           between Catalog City and the Registrant
+**10.11   Agreement, dated March 8, 1999, between Fashion Mall, LLC
           and the Registrant
+**10.12   Memorandum of Understanding, dated January 28, 1999, between
           Primedia Consumer Marketing and the Registrant
 +*10.13   Memorandum of Understanding between Elektra Entertainment
           Group and the Registrant
   10.14   [Intentionally Blank]
 **10.15   Stockholders and Voting Agreement, dated as of June 30,
           1997, among the stockholders named on Schedule I thereto and
           Samuel A. Gradess, James K. Johnson, Jr. and Matthew Diamond
 **10.16   Amendment No. 1, dated August 25, 1997, to Stockholders and
           Voting Agreement, dated June 30, 1997
 **10.17   Stockholders Agreement, dated November 24, 1998, among the stockholders named on Schedule I thereto and Samuel A.
           Gradess, James K. Johnson, Jr. and Matthew Diamond
   10.18   Employment Agreement, dated April 19, 1999, between Matthew
           C. Diamond and the Registrant

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
 NUMBER                       DESCRIPTION OF EXHIBIT                           PAGE
--------                      ----------------------                       ------------
   10.19   Employment Agreement, dated April 19, 1999, between James K.
           Johnson, Jr. and the Registrant
   10.20   Employment Agreement, dated April 19, 1999, between Samuel
           A. Gradess and the Registrant
 **10.21   Employment letter, dated February 22, 1999, between Neil
           Vogel and the Registrant
 **10.22   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between Matthew C. Diamond and the
           Registrant
 **10.23   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between James K. Johnson, Jr. and the
           Registrant
 **10.24   Non-Competition and Confidentiality Agreement, dated
           November 24, 1998, between Samuel A. Gradess and the
           Registrant
 **10.25   Non-Competition and Confidentiality Agreement, dated
           February 22, 1999, between Neil Vogel and the Registrant
 **10.26   Master Equipment Lease Agreement, dated March 11, 1998,
           between Ronald Demer and the Registrant
+**10.27   Agreement, dated April 6, 1998, between Ladenburg Thalmann &
           Co. Inc. and the Registrant
+**10.28   Agreement, dated October 12, 1998, between Ladenburg
           Thalmann & Co. Inc. and the Registrant
   10.29   [Intentionally Blank]
   10.30   [Intentionally Blank]
 **10.31   Letter Agreement, dated August 14, 1998, between Robert E.
           Kerson and the Registrant
   10.32   Form of Non-Qualified Stock Option Agreement
   10.33   Form of Incentive Stock Option Agreement
 **10.34   Form of 1997 Stock and Warrant Subscription Agreement
 **10.35   Form of May 1998 Subscription Agreement between the
           Registrant and each of Peter Graham, Peter M. Graham
           Purchase Money Plan, Neil Vogel and Ladenburg Thalmann & Co.
           Inc.
 **10.36   Form of May 1998 Promissory Note issued by the Registrant to
           Ladenburg Thalmann & Co. Inc., Peter Graham, Peter M. Graham
           Money Purchase Plan and Neil Vogel
 **10.37   Form of Warrant, dated May 13, 1998, issued to Ladenburg
           Thalmann & Co. Inc., Peter Graham and Neil Vogel
 **10.38   Series A Convertible Preferred Stock Purchase Agreement,
           dated November 24, 1998, between Brand Equity Ventures I,
           L.P. and the Registrant
 **10.39   Registration Rights Agreement, dated November 24, 1998, by and among Brand Equity Ventures I, L.P., J. Edward Diamond and the Registrant
 **10.40   Flexible Standardized 401(k) Profit Sharing Plan Adoption
           Agreement
   10.41   1999 Employee Stock Purchase Plan
   10.42   Form of Incentive Stock Option Agreement between the
           Registrant and Neil Vogel
   10.43   Form of Non-Qualified Stock Option Agreement between the
           Registrant and Neil Vogel
   23.1    Consent of Arthur Andersen LLP

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
 NUMBER                       DESCRIPTION OF EXHIBIT                           PAGE
--------                      ----------------------                       ------------
   23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C. (see Exhibit 5.1)
 **24.1    Powers of Attorney
 **27.1    Financial Data Schedule


------------

 * To be filed by amendment.



** Previously filed with the SEC.



 + Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the SEC.